UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Bryn Mawr Bank Corporation

(Name of Registrant as Specified In Its Charter)

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Dear Fellow Shareholders:

You are cordially invited to attend the 2017 Annual Meeting of shareholders of Bryn Mawr Bank Corporation (the “Corporation”), parent to The Bryn Mawr Trust Company (the “Bank”), which will be held at Merion Cricket Club, 325 Montgomery Avenue, Haverford, PA on Thursday, April 20, 2017, at 11:00 A.M. At the Annual Meeting, shareholders will be asked to elect directors, approve our 2016 executive officer compensation in an advisory capacity (“Say-on-Pay”), approve a proposal on the frequency of the Say on Pay proposal in an advisory capacity, ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017, and act upon such other business as may properly come before the meeting. This year, we will again be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process provides you with a convenient and quick way to access the proxy materials while allowing us to conserve natural resources and reduce the costs of printing and distributing.

On or about March 10, 2017, we mailed to our shareholders an Important Notice Regarding the Availability of Proxy Materials, which we refer to as the Notice and Access card, containing instructions on how to access our proxy statement and annual report on Form 10-K, and how to authorize a proxy to vote your shares. The Notice and Access card also contains instructions as to how you can receive a paper or email copy of our proxy materials. For shareholders who previously elected to receive a full set paper copy of the proxy materials, we mailed the Proxy Statement, our Annual Report on Form 10-K for the year ended December 31, 2016 and the proxy card on or about March 15, 2017. It is important that your shares be represented at the annual meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to complete a proxy as promptly as possible-by Internet, telephone or mail-so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting.

Last year was an extraordinary year for Bryn Mawr Trust. Following the rebuilding and restructuring year of 2015, the Corporation earned a record of $36 million which reflected strong underlying performance across all of our business lines. Corporation assets grew 12.9% to $3.4 billion on December 31, 2016; and Wealth Management Assets Under Administration ended the year at $11.33 billion an increase of $2.96 billion or 35.4% from December 31, 2015.

Last year we stated that 2016 will be a year of continuing focus on our organic growth strategies while exploring other opportunities that are in the best long term interest of the Corporation, the Bank, our clients and shareholders. These initiatives began to bear fruit in 2016. Our Hershey loan production office closed 2016 with nearly $52 million in outstanding loans and generated interest income of $1.7 million. Our non-traditional commercial mortgage business turned profitable in the 3rd Quarter in 2016 and will be additive to earnings going forward. Our Residential Mortgage Initiative was in full swing, with closed loans exceeding $280 million, an increase of 21% over 2015.

With much disruption in our marketplace caused by merger and acquisition activity, our Commercial Lending Group capitalized on new opportunities. Total portfolio loans and leases increased by $266 million or $11.7 % from December 31, 2015. Equally, if not more important, credit quality improved as non-performing assets as a percentage of total assets were decreased from 0.43% to 0.27%. In addition, deposit growth remains strong within our franchise. Deposits grew $327 million from December 31, 2015. Capital ratios for the Bank and the Corporation indicate levels well above regulatory minimums to be considered “well capitalized.”

As we look to 2017 and beyond, we continue to focus on organic growth and ongoing investment in our enterprise to keep up with the ever changing technological environment as technology continues to form the basis for creating scale and efficiency which ultimately can lead to improved profitability. As we think longer-term, focusing on growing our revenues and managing our expenses will continue to serve us well. Moreover, we look for continued opportunities to diversify our revenue. Currently noninterest income is approximately 34% of the Corporation’s overall revenue. Growing our Wealth, Insurance and other fee income business is critical to our success and continued performance.

In addition to our organic growth focus, 2017 will also bring the Corporation and the Bank new and exciting opportunities with the acquisition of Royal Bancshares of Pennsylvania, Inc. and Royal Bank America (collectively, “Royal”). We expect to complete the acquisition sometime in the third quarter of 2017, and for the acquisition to be accretive to the Corporation’s earnings during the first 12 months following the merger. We are excited about the opportunities that the Royal acquisition will provide to strengthen and expand our BMT brand, including through new physical presences in Philadelphia and New Jersey and access to new Retail, Lending and Wealth markets. We thank you for your continued interest in the Corporation and the Bank.

Very truly yours,

Britton H. Murdoch	Francis J. Leto
Chairman	President & CEO

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement of Bryn Mawr Bank Corporation (the “Corporation”). This summary provides an overview and is not intended to contain all the information that you should consider before voting. We encourage you to read the entire proxy statement for more detailed information on each topic prior to casting your vote.

GENERAL INFORMATION

Meeting: Annual Meeting of Shareholders
Date: Thursday, April 20, 2017
Time: 11:00 a.m., Eastern Time
Location: Merion Cricket Club, 325 Montgomery Avenue, Haverford, PA 19041
Record Date: March 2, 2017
Stock Symbol: BMTC
Exchange: NASDAQ Global Select
Common Stock Outstanding as of the record date: 17,007,022
Registrar & Transfer Agent: Computershare Trust Company, N.A.
Corporate Website: www.bmtc.com

2016 CORPORATION PERFORMANCE HIGHLIGHTS*

Record Annual Net Income and Strong Annual Loan Growth	$14.0 million paid to Shareholders in Quarterly Dividends	Substantial progress made in several strategic initiatives

*	See the Corporation’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission March 10, 2017, for complete details of our results for 2016.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	S-1

OVERVIEW OF VOTING MATTERS

Proposals	Board Recommendation
1: Election of Directors	FOR each nominee

You are being asked to vote on the election of two Directors. The Nominating and Corporate Governance Committee believes that these nominees possess the experience and qualifications to provide sound guidance and oversite to the Corporation’s management.  Each director is elected by a majority of the votes cast for their position, and for a term of four years. Cumulative voting is not permitted.

2: Advisory vote to Approve Named Executive Officer Compensation (“Say-on Pay”)	FOR
You are being asked to approve, on an advisory basis, the compensation of the Corporation’s Named Executive Officers for 2016.
3: Advisory vote on the frequency of the Say-on-Pay Resolution	FOR Frequency of 1 Year
You are being asked to approve, on an advisory basis, one, two or three years for the frequency of the Say-on-Pay proposal.
4: Ratification of the Appointment of KPMG	FOR
You are being asked to ratify the appointment of KPMG as the Corporation’s Independent Registered Public Accounting Firm for the year ending December 31, 2017.

DIRECTOR NOMINEES

Additional details about each of the director nominees can be found beginning on page 4.

Name	Wendell F. Holland	David E. Lees
Age	65	56
Director Since	1997	2005
2016 Committee Memberships	Executive Committee Audit Committee Management Development and Compensation Committee IT Steering Committee	Executive Committee Management Development and Compensation Committee Bank Wealth Committee (Chair)

S-2	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

COMPENSATION HIGHLIGHTS

The Compensation Discussion and Analysis (“CD&A”) section beginning on page 25 gives a more detailed description of the Corporation’s compensation policies which include the following highlights:

What we do:	What we don’t do:
Pay for performance	X	Gross up compensation
Significant executive stock ownership requirements	X	Reprice stock options
“Double trigger” change in control	X	Grant RSUs that pay dividends/equivalents prior to vesting

OUR COMPENSATION PHILOSOPHY

The Corporation’s compensation philosophy is to reward sustained financial and operating performance and leadership excellence, align the executive’s long-term interest with those of our shareholders and motivate executives to build their expertise and remain with the Corporation for long and productive careers. Our executive compensation program includes the following primary elements:

●	Base salary;
●	Short term incentive compensation - annual bonuses;
●	Long-term incentive compensation – restricted/performance stock units; and
●	Retirement and other benefits.

2016 EXECUTIVE COMPENSATION SUMMARY

Name Executive Officer	Salary Paid	Bonus Paid	Restricted Stock Unit Award Granted*	Retirement and other Benefits and Compensation	Total Compensation
Francis J. Leto	$466,250	$299,853	$240,952	$157,263	$1,164,318
Michael W. Harrington	$328,750	$149,424	$125,282	$113,210	$716,666
Alison J. Eichert	$306,461	$160,000	$117,972	$126,507	$710,940
Joseph G. Keefer	$275,732	$132,127	$92,884	$128,787	$629,530
Harry R. Madeira, Jr.	$262,967	$103,624	$88,586	$109,012	$564,189

* Amount reflects the 2016 Grant Date Fair Value

CORPORATE GOVERNANCE HIGHLIGHTS

●	All Directors attended at least 75% of the Board meetings and Committee meetings during 2016;
●	Code of Ethics for all Directors, Officers and Employees;
●	Majority of Directors Independent;
●	Chairman of the Board and Chief Executive Officer are separate positions; and
●	Active risk oversight by the Board and Committees.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	S-3

PROXY STATEMENT

BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, PA 19010-3396

Date of Distribution
Notice and Access Card – on or about March 10, 2017
Previously Requested Full Set – on or about March 15, 2017

INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS

Matters to be considered at the Annual Meeting of Shareholders

This Proxy Statement is being furnished to shareholders of Bryn Mawr Bank Corporation (“we,” “us,” “our” or the “Corporation”) in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Corporation’s Annual Meeting of Shareholders to be held on Thursday, April 20, 2017, at 11:00 A.M. at Merion Cricket Club, 325 Montgomery Ave, Haverford, PA 19041, or any adjournment or postponement of the meeting (the “Annual Meeting”). At the Annual Meeting, the shareholders will consider and vote upon the election of two Class III directors, a non-binding advisory vote on executive officer compensation (“Say-on-Pay Proposal”), a non-binding vote on the frequency of the Say-on-Pay Proposal, and the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017, and such other business as may properly come before the meeting or any adjournment thereof. The proxies are authorized to transact such other business as may properly come before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held on April 20, 2017

This proxy statement and the Corporation’s annual report to security holders on Form 10-K are available at www.snl.com/irweblinkx/docs.aspx?iid=100154 by clicking on “SEC Filings” and “Documents,” or by following the instructions on the Corporation’s Notice and Access card.

Notice and Access

This year, we are using the “Notice and Access” method of providing proxy materials to you via the Internet instead of mailing printed copies. We believe that this process will provide you with a convenient and quick way to access the proxy materials, including our proxy statement and 2016 annual report to shareholders on Form 10-K, and authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Most shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Important Notice Regarding Availability of Proxy Materials, which we refer to as the Notice and Access card, that was mailed to our shareholders on March 10, 2017, provides instructions regarding how you may access and review all of the proxy materials on the Internet. The Notice and Access card also includes instructions on how to submit your proxy via the Internet or telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card.

If your shares are held by a brokerage house or other custodian, nominee or fiduciary in “street name,” you will receive a Notice and Access card intended for their beneficial holders with instructions for providing to such intermediary voting instructions for your shares. You may also request paper copies of the proxy materials and provide voting instructions by completing and returning the enclosed voting instruction form in the addressed, postage paid envelope provided. Alternatively, if you receive paper copies, many intermediaries provide instructions for their beneficial holders to provide voting instructions via the Internet or by telephone. If your shares are held in “street name” and you would like to vote your shares in person at the Annual Meeting, you must contact your broker, custodian, nominee or fiduciary to obtain a legal proxy form from the record holder of your shares and present it to the inspector of election with your ballot.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	1

Record Date, Voting and Voting Procedures

Our Board has fixed the close of business on March 2, 2017, as the record date for determining holders of record of our common stock entitled to notice of, and to vote at, the Annual Meeting. Each shareholder is entitled to one vote per share on the matters to be considered at the Annual Meeting.

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws. The holders of a majority of the outstanding shares of our common stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. As of March 2, 2017, there were 17,007,022 shares of our common stock outstanding. The shares for which shareholders abstain on one or more matters will be counted as present at the meeting for purposes of determining a quorum if the shareholder is physically present or if the shareholder has submitted a valid proxy for the shares, whether by Internet, telephone or executed paper proxy card. Broker non-votes will be counted as present at the meeting for purposes of determining a quorum so long as the shares are voted by the broker on at least one matter.

Shares represented by properly submitted proxies will be voted in accordance with the directions indicated in the proxies, unless those proxies have previously been revoked. If a properly submitted proxy does not give any voting directions, then that proxy will be voted in favor of the adoption of the proposals recommended by the Board, and in the discretion of the proxy agents on any other matters which may properly come before the Annual Meeting.

For purposes of the Annual Meeting, if a quorum is present, the Corporation’s articles provide that each director shall be elected by a majority of the votes cast in person or by proxy for that position. Cumulative voting is not permitted. “Withhold” votes and broker non-votes will not count in determining the number of votes required to elect a director, and they will not count in favor of or against a director’s election.

For the other proposals to be presented at the Annual Meeting (other than Proposal 3), if a quorum is present, the Corporation’s bylaws require the affirmative vote of a majority of the shares having voting powers and present in person or represented by proxy to approve the proposals. With respect to Proposal 3, the non-binding advisory vote regarding the frequency of the Say-on-Pay proposal, the frequency (1 year, 2 years or 3 years) obtaining the most votes cast will be the frequency that the Corporation expects to follow for future Say-on-Pay proposals. Abstentions and broker non-votes with respect to any such proposals are not deemed to constitute “votes cast” and, therefore, do not count either for or against approval of a given proposal.

A shareholder may revoke a proxy at any time prior to its use for any purpose by giving written notice of revocation to our Corporate Secretary, Lori A. Goldman, at our principal executive offices at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. A shareholder may also appear in person at the Annual Meeting and ask to withdraw the proxy prior to its use for any purpose and can vote in person. A later dated proxy revokes an earlier dated proxy.

We do not know at this time of any business, other than that stated in this Proxy Statement, which will be presented for consideration at the Annual Meeting. If you grant a proxy, the persons named as proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or with respect to any amendments or variations to the proposals described in this proxy statement.

Other Matters

We will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, telefax and e-mail, by our directors, officers and employees and those of our wholly-owned subsidiaries, including The Bryn Mawr Trust Company (which we refer to as the “Bank”). Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries for forwarding paper copies of our proxy materials to beneficial holders of our common stock held of record by such persons, and we will reimburse such persons for their expenses in doing so.

2	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

PROPOSAL 1—ELECTION OF DIRECTORS

One of the purposes of the Annual Meeting is the election of directors to our Board. The following directors have been nominated by our Board for election as a director to serve as follows:

Class III—Term to Expire in 2021:

Wendell F. Holland

David E. Lees

The persons named as proxies in the accompanying form of proxy have advised us that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by proxies for the election of the nominees named in this Proxy Statement. The proxies cannot be voted for a greater number of persons than the number of nominees named above. If a nominee should, at the time of the Annual Meeting, be unavailable or unable to serve as a director, the shares represented by the proxies shall be voted for such substitute as the Board may recommend. The Board knows of no reason why any nominee will be unavailable or unable to serve as a director. We expect the nominees to be willing and able to serve as directors.

For director elections, a majority of the votes cast in person or by proxy for each such position is required to elect the applicable nominee. Proxies solicited by the Board will be voted FOR the nominees listed above, unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES LISTED ABOVE.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	3

INFORMATION ABOUT OUR DIRECTORS

Our Directors

The following table sets forth certain information for each of our directors. Except as indicated below, each of the persons named below has been employed in their present principal occupation for the past five years.

NOMINEES FOR DIRECTOR – CLASS III

If elected, the terms of the following directors expire in 2021:

Wendell F. Holland—Age 65

Partner at CFDS Group, LLC a financial advisory firm to the public utility industry, since September 2013. From September 2008 to September 2013, a Partner with Saul Ewing LLP; Chairman & Commissioner, Pennsylvania Public Utility Commission September 2003 to June 2008; and Director of Aqua America, Inc. since August 2012.

Mr. Holland brings to the Board more than 30 years of national and international experience as a business and energy lawyer. He has previously served as both the Chairman and the Commissioner of the Pennsylvania Public Utility Commission. Mr. Holland has been on our Board since 1997, and provides a unique perspective on legal and regulatory matters, as well as issues in the public arena at the local, state and regional levels.

David E. Lees—Age 56

Senior Partner, my CIO Wealth Partners, LLC, a wealth advisory firm, since July 2005; Partner and National Director of Ernst & Young’s Wealth Advisory Service Practice from December 1996 to June 2005; Partner, Renaissance Equity Fund since August 2005; Adjunct Professor of Finance & Portfolio Management in Villanova University’s Commerce & Finance Department from January 2000 to May 2005.

Mr. Lees brings to the Board significant experience in the financial services and wealth management arena as a Senior Partner of my CIO Wealth Partners, and a former partner and National Director of Ernst & Young’s Wealth Advisory Service Practice. Mr. Lees’ experience as a nationally recognized wealth and investment advisor provides valuable insight for the wealth management and financial sectors for our Board and our Wealth Management Division.

4	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

CONTINUING DIRECTORS—CLASS IV

The terms of the following directors will expire in 2018:

Francis J. Leto—Age 57

President of the Corporation and the Bank since May 1, 2014, and Chief Executive Officer since January 1, 2015. Chief Operating Officer from May 1, 2014 through December 31, 2014. Executive Vice President and head of the Bank’s Wealth Management Division from January 2009 through April 2014; General Counsel of the Bank from April 2012 to April 2014.

As the Corporation’s and the Bank’s President and Chief Executive Officer, Mr. Leto brings to the Board comprehensive knowledge of our operations. Mr. Leto’s background as a lawyer, his many years of experience in real estate matters, title insurance, and business development, along with his service to several local foundations and non-profits, has allowed him to develop many relationships in the greater Philadelphia area which foster good relations between the Bank and the community in general.

Britton H. Murdoch—Age 59

Chairman of the Boards of Directors of the Corporation and the Bank since January 1, 2015. Lead director of the Boards of Directors of the Corporation and the Bank from 2009 through 2014. Managing Director of Strattech Partners, LLC, a business consulting and venture capital firm since January 2000; Principal and Senior Adviser of Rittenhouse Ventures II, LP; Chief Executive Officer, BMW of the Main Line from July 2006 to December 2012; member of the Board of Trustees from 2006 to 2016 for Thomas Jefferson University; principal of Bala Properties West LLC, a car dealership real estate holding company, since July 2010.

Mr. Murdoch’s years of experience as chief financial officer of Airgas, Inc., a New York Stock Exchange publicly traded company, from 1990 to 1996, provide the Board with the perspective of someone with direct responsibility for financial and accounting issues. Mr. Murdoch has been a Trustee of Thomas Jefferson University from 2006 to 2016 and has been head of the Audit and Finance Committees at various times. Mr. Murdoch also served as a director of Susquehanna Patriot Bank for eight years, and as a bank commercial lender and Vice President at the former Corestates Bank. He also manages his own companies and is the founder and managing director of a business consulting and venture capital firm. Mr. Murdoch has extensive experience in the field of mergers and acquisitions, and his finance experience and leadership skills make him a valuable resource to our Board.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	5

CONTINUING DIRECTORS—CLASS I

The terms of the following directors will expire in 2019:

Michael J. Clement—Age 67

Mr. Clement has been a partner with the law firm of Wisler, Pearlstine, Talone, Garrity, & Potash, LLP, where he has been practicing law for over 40 years. He has represented financial institutions in connection with complex commercial and real estate lending transactions, real estate acquisitions, land planning and approval for branch banks, joint ventures and participations, as well as in commercial litigation. Mr. Clement also represents land developers and business entities in connection with land development, lending transactions and provides general legal services to these business entities and their officers, directors and managers. In addition to practicing law, Mr. Clement is a principal in a real estate development company and has participated in the development and management of housing projects, office buildings and general land development.

Mr. Clement was a director of Continental Bank Holdings, Inc. and Continental Bank until the Corporation acquired those institutions in early 2015. In addition to Mr. Clement’s legal skills in the real estate, business and finance realm, he brings to the Board significant insight and relationships with the Bank’s former Continental Bank customers and commercial real estate prospects in the new and existing communities served by the Bank.

Scott M. Jenkins—Age 62

President, S. M. Jenkins & Co., a financial and management consulting firm since 1991; Director and Chairman of the Board of The Philadelphia Contributionship since 2002; Director of The Reinvestment Fund since 2000.

Mr. Jenkins has over 20 years of experience as President of his own financial management and consulting firm which provides services to publicly and privately held corporations, family groups and high net worth individuals. Mr. Jenkins’ extensive accounting and finance experience, coupled with his investment advisory experience, are valuable resources for our Board and Wealth Management Division.

Jerry L. Johnson—Age 69

Since January 2015, Mr. Johnson has served as the President and CEO of Axum Advisors, LLC, a business consulting firm, and leads the consulting and business development initiatives of the company. From October 2010 to February 2013, Mr. Johnson was a Principal Partner at the accounting firm of Heffler, Radetich & Saitta, LLP, and a member of their Executive Committee from January 2012 to February 2013. From 2008 to August 2010, Mr. Johnson was the Vice Chairman, responsible for mergers and acquisitions, activities and growth initiatives for PRWT Services, Inc., a business services company. Prior to that, he was the Chairman of Radnor Trust from 2002 to 2006, and Chairman of RTC Holding from 2006 to 2009.

Mr. Johnson is executive partner and chairman of Axum Partners, LLC a business advisory firm, serves on the board of NewDay USA, a foundation board serving the Nation’s Veterans. Mr. Johnson was a member of the board of directors of the Union League of Philadelphia from 2011 to 2013.

Mr. Johnson brings to the Board significant public company, corporate and business related experience. His background in the financial services and telecommunications industries, as well as his activities and business contacts, provide valuable insight and networks within the local and regional business communities.

A. John May—Age 61

Mr. May has been a partner in the commercial lending department of the law firm of Pepper Hamilton, LLP, since 1981. The practice is concentrated primarily in mergers and acquisitions, corporate finance, and corporate/partnership governance issues. The corporate finance practice includes representing issuers in public and private equity and debt offerings, including venture capital, mezzanine, traditional secured and unsecured financings, and municipal financings.

Mr. May was a director of Continental Bank Holdings, Inc. and Continental Bank until the Corporation acquired those institutions in early 2015. In addition to Mr. May’s legal skills in the business and finance realm, he brings to the Board significant insight and relationships with the Bank’s former Continental Bank customers and lending prospects in the new and existing communities served by the Bank.

6	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

CONTINUING DIRECTORS – CLASS II

The terms of the following directors expire in 2020:

Andrea F. Gilbert – Age 63

President, Bryn Mawr Hospital since 2002.

As President of Bryn Mawr Hospital, Ms. Gilbert has responsibility for the day-to-day operations, strategic planning, fundraising, recruitment of leadership personnel and physicians, and hospital clinical outcomes of a $300 million organization which employs approximately 2,000 people. With 35 years of experience in health care management, Ms. Gilbert brings to the Board an extensive background and experience level in governance, risk management, compensation and benefits, marketing, organizational management and financial planning.

Lynn B. McKee – Age 61

Lynn McKee is Executive Vice President, Human Resources for ARAMARK (a global leader in food, facilities and uniform services), a position she has held since 2004, currently has Board level responsibilities for all human resources issues at ARAMARK, including compensation, benefits, talent management and labor and employee relations, and is the point person for all matters related to ARAMARK’s Executive Leadership Team. Since joining ARAMARK in 1980, Ms. McKee has served in a number of key positions at the corporate level including Director of Employee Relations, Vice President Executive Development and Compensation and Senior Vice President Human Resources, ARAMARK Global Food, Hospitality and Facility Services.

Ms. McKee brings to the Board extensive corporate level and day-to-day experience in employment, compensation and benefits matters at the regional, national and international levels.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	7

Committee Membership

The following table sets forth the committee membership of each director since the 2016 annual meeting of shareholders. Committee membership terms generally span the period between annual meetings, and membership is re-assessed annually.

Director	Executive Committee	Risk Management Committee	Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee	IT Steering Committee	Bank Wealth Committee
Clement		X		X			X
Gilbert	X			X*	X
Holland	X		X	X		X
Jenkins		X	X*		X*	X
Johnson		X*	X			X*
Lees	X			X			X*
Leto	X	X				X	X
May		X			X	X	X
McKee		X		X	X
Murdoch	X*		X				X
Peters	X						X

* Denotes Committee Chair.

8	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Below is certain information with respect to the non-director executive officers of the Corporation and Bank as of March 10, 2017:

Alison Eichert, 59, Executive Vice President and Chief Operating Officer of the Bank and Vice President of the Corporation. Ms. Eichert was employed by the Bank in 1998 as Senior Vice President of Marketing. Ms. Eichert was appointed Executive Vice President of the Bank in 2001. Since joining the Bank, Ms. Eichert has held various positions. As of September 2005, Ms. Eichert became responsible for the Community Banking Division, marketing, technology and information services and operations, in 2013, assumed responsibilities for Human Resources, and in 2014 assumed responsibilities for Facilities. On February 25, 2015, Ms. Eichert was appointed to the position of Chief Operating Officer of the Bank, and in 2016 she was named Vice President of the Corporation.

Michael W. Harrington, 53, Chief Financial Officer of the Corporation and the Bank, and Executive Vice President of the Bank. Mr. Harrington became an Executive Vice President of the Bank and the Chief Financial Officer and Treasurer of the Corporation and Bank on September 9, 2015. Mr. Harrington joined the Bank from Susquehanna Bancshares, Inc., a mid-Atlantic regional bank, where he served as Chief Financial Officer of the holding company from January 2014 through September 2015, Chief Financial Officer and Treasurer of the bank from January 2013 through September 2015, and Executive Vice President and Treasurer of the holding company from June 2012 through September 2015. Prior to Susquehanna, Mr. Harrington was at First Niagara Financial Group, a multi-state community-oriented bank, where he served as Treasurer and Chief Investment Officer from April 2011 through June 2012, and Chief Financial Officer from December 2006 through April 2011.

Joseph G. Keefer, 58, Executive Vice President of the Bank—Chief Lending Officer. Mr. Keefer was employed by the Bank in 1991 as Vice President and Commercial Lending manager. Mr. Keefer was named the Bank’s Chief Lending Officer in December 1997. In February 2001, Mr. Keefer was appointed Executive Vice President and Chief Lending Officer of the Bank.

Harry R. (“Gary”) Madeira, 62, Executive Vice President of the Bank—Wealth Management. Mr. Madeira became an Executive Vice President of the Bank and head of the Bank’s Wealth Management Division on September 2, 2014. Prior to joining the Bank, since 1984, Mr. Madeira was with Brown Brothers Harriman & Co., most recently serving as a Senior Vice President with responsibility for managing client relationships and new business development.

Denise Rinear, 60, Executive Vice President of the Bank, Chief Risk Officer of the Bank and the Corporation. Ms. Rinear became an Executive Vice President and the Chief Risk Officer of the Bank and the Corporation in August 2016. Ms. Rinear joined the Bank from The J.G. Wentworth Company where she served as Chief Compliance Officer from September 2015 through July 2016. Prior to J.G. Wentworth, Ms. Rinear served as Managing Director of Mortgage Servicing at Ocwen Financial Corporation from May 2014 through September 2015. From 2012 to 2014, Ms. Rinear provided management consulting services to various financial institutions related to Dodd-Frank Mortgage rule implementation. Ms. Rinear also held the roles of Chief Operational Risk Officer and Strategic Planning Officer during her time at Ally Financial from 2001 to 2011.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	9

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the beneficial ownership of shares of our common stock as of February 28, 2017 (except as otherwise indicated), for each of our directors, director nominees, certain executive officers and the persons known to us who may be beneficial owners of more than 5% of our common stock. The table also shows the total number of shares owned by the directors, director nominees and executive officers as a group.

Name	Common Stock (1)		Exercisable Stock Options (2)	Percent of Outstanding Stock
Current Directors and Nominees(3)
Michael J. Clement	27,770		—	*
Andrea F. Gilbert	20,721		11,475	*
Wendell F. Holland	12,572		7,975	*
Scott M. Jenkins	11,408		11,475	*
Jerry L. Johnson	5,284		—	*
David Lees	29,370		—	*
A. John May	12,048		—	*
Lynn B. McKee	3,355		—	*
Britton H. Murdoch	32,846		—	*
Frederick C. Peters II(9)	40,133		41,000	*

Named Executive Officers(3)
Alison Eichert	23,185	(4)	9,000	*
Michael W. Harrington	6,405		—
Joseph G. Keefer	18,923	(5)	11,500	*
Francis J. Leto	35,417	(6)	16,764	*
Harry R. Madeira(10)	2,574		—
All Directors and Executive Officers as a Group (16 persons)	282,011	(7)	109,189	2.31%

5% Owners
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	1,188,486	(8)	—	7.01%
Champlain Investment Partners, LLC 180 Battery Street Burlington, VT 05401	859,750	(8)	—	5.07%

*	Less than one percent.
(1)

Certain of our directors have elected to defer their fees and stock awards through our Deferred Payment Plans for Directors. Among other options, under these plans, a director may elect to earn a yield on the deferred compensation based on changes in the price of our common stock (including dividends). Making this election creates phantom stock. Deferred fees which would otherwise be paid in the form of shares of our common stock are automatically converted to phantom stock units under the plans for at least one year.

10	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

A share of phantom stock is economically equivalent to one share of common stock, but the directors do not have the present right to receive an actual share of stock or to vote the phantom stock unit. At such time as a director is entitled to receive a distribution of his account balance under the plan, he can elect to receive a distribution either in cash or shares of stock, as he directs. The below chart shows the number of shares of phantom stock outstanding for our directors as of February 28, 2017. Taking the number of shares of phantom stock held by directors into account together with the total security ownership of such persons as represented in the beneficial ownership table above, the applicable directors hold the economic equivalent of 2.53% of the Corporation’s stock (including exercisable stock options).

Name	Phantom Stock Held
Michael J. Clement	953
Wendell F. Holland	1,840
Scott M. Jenkins	26,500
David E. Lees	6,996
A. John May	1,511

(2)

Stock ownership information includes shares that the individual has the right to acquire within sixty days of February 28, 2017. Each executive officer holds sole investment power over shares held for such executive officer in our 401(k) Plan. Unless otherwise indicated, each person has sole voting and investment power over the shares listed. There are no pledged shares.

(3)	The address for our directors and named executive officers is c/o Bryn Mawr Bank Corporation, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.
(4)	Includes 9,176 shares held for Ms. Eichert in the 401(k) Plan, determined as of February 28, 2017.
(5)	Includes 13,414 shares held for Mr. Keefer in the 401(k) Plan, determined as of February 28, 2017.
(6)	Includes 229 shares held for Mr. Leto in the 401(k) Plan, determined as of February 28, 2017.
(7)	Includes 22,819 shares held in the 401(k) Plan and an IRA, determined as of February 28, 2017.
(8)	Share total as of December 31, 2016, as reported on Schedule 13G by such shareholder.
(9)	Mr. Peters has decided to retire from the Board upon the expiration of his term, which will expire immediately prior to the 2017 Annual Meeting.
(10)

Includes 1,000 shares scheduled to be issued on March 2, 2017 in connection with the vesting of restricted stock units. The actual number of shares will be reduced by shares withheld for statutory tax withholdings.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	11

CORPORATE GOVERNANCE

Introduction

All of our directors serve as directors of our subsidiary, The Bryn Mawr Trust Company, and serve on the same committees of each organization. Six of our directors also serve on the Bank’s Wealth Management Committee.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics (“Code of Ethics”). The Code of Ethics is available through our website at www.bmtc.com by clicking “About BMT,” "Investor Relations,” and then following through to the “Corporate Overview – Governance Documents” page and clicking on “Code of Business Conduct and Ethics”. The direct web address is: http://www.snl.com/irweblinkx/govdocs.aspx?iid=100154.

Amendments to and waivers of the Code of Ethics will also be disclosed on our website. Printed copies are available to any shareholder upon request. The Code of Ethics meets the requirements for a code of ethics for our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions under Item 406 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Under our Code of Ethics, the Board is responsible for resolving any conflict of interest involving the directors, executive officers and senior financial officers. The President and the Corporate Secretary are responsible for resolving any conflict of interest involving any other officer or employee.

Director Independence

The Board has determined that all of its members during 2016 were independent and met the independence requirements of the Nasdaq Stock Market, including the independence requirements for any committee on which such director served, except for Francis J. Leto and Frederick C. Peters II. In determining the independence of its directors other than Messrs. Leto and Peters during 2016, the Board of Directors considered routine banking transactions between the Bank or its affiliates and each of the directors, their family members and businesses with whom they are associated, such as loans, deposit accounts, wealth management and fiduciary accounts, routine purchases of insurance or securities brokerage products, any overdrafts that may have occurred on deposit accounts, any payments made to companies with which they are associated, any contributions the Corporation made to non-profit organizations with whom the directors are associated, and any transactions described below in the section of this Proxy Statement under the heading “TRANSACTIONS WITH RELATED PERSONS” at page 49. In each case, the Board of Directors determined that none of the transactions, relationships or arrangements impaired the independence of the director.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer (“CEO”) of the Corporation and the Bank are separate. Britton H. Murdoch is the Chairman of the Board of Directors, and Francis J. Leto is the President and CEO. The CEO is responsible for setting the strategic direction, day-to-day leadership and performance for the Corporation and the Bank while the Chairman maintains frequent contact with and provides guidance to the CEO, sets the agenda for Board meetings and presides over meetings, acts as a liaison between management and non-management directors, and facilitates teamwork and communication between non-management directors and management. By maintaining the separate positions of Chairman and CEO, the Board believes it enhances its ability to provide strong, independent oversight of the Corporation’s and the Bank’s management and affairs. In addition, maintaining separate positions of Chairman of the Board and CEO allows the CEO to better focus his efforts on strengthening our franchise and increasing shareholder value.

12	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

Risk Oversight

The Board believes that establishing the right “tone at the top” and full and open communication between management and the Board of Directors are essential for effective risk management and oversight. Our President and CEO meets regularly with other executive officers to discuss strategy and risks facing the Corporation. Executive management attends the quarterly Board meetings, and the Executive and Risk Management Committee meetings in between Board meetings, and is available to address any questions or concerns raised by the Board on risk management-related and other matters. Each member of the Board of Directors receives regular presentations from executive management on strategic matters, key challenges, and risks and opportunities for the Corporation and the Bank, either as part of the full Board at the quarterly Board meetings, or as a member of the Executive or Risk Management Committee, each of which meets in between Board meetings. Additionally, the Board and executive management engage in strategic planning at an off-site retreat annually which provides a forum for focus on long-term goals and challenges faced by the organization.

The Board plays an active role, as a whole and also at the committee level, in overseeing management of the Corporation’s risks. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to areas of financial reporting, internal controls and compliance with accounting regulatory requirements. In accordance with Nasdaq Stock Market requirements, the Audit Committee discusses policies with respect to risk assessment and risk management with the Board. Reports addressing these responsibilities are regularly provided by management to the Audit Committee. The Management Development and Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to our compensation policies and incentive programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and membership, succession planning for our directors, and corporate governance. The Risk Management Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to the Bank’s credit portfolio, asset and liability management, investment portfolio, information technology, various consumer regulatory matters, insurance coverage, and associated risks. The IT Steering Committee assists the Board in fulfilling its oversight responsibilities by focusing particularly on the cyber-security risks that the Bank faces on a regular basis, and working to ensure that the Bank maintains an IT infrastructure sufficient to appropriately address such risks. The Wealth Management Committee assists the Board in fulfilling its risk oversight responsibilities with respect to the management of the risk associated with the Wealth Management Division’s fiduciary, investment, custodial and brokerage activities.

Communications with Directors

Our Board of Directors provides a process for shareholders to send communications to the Board. Shareholders may communicate directly with any member or committee of our Board in writing by mailing the communication, first class mail, postage prepaid, to Bryn Mawr Bank Corporation, Board of Directors, P.O. Box 351, Bryn Mawr, PA, 19010-3396. A member of the audit department routinely checks and distributes mail sent to this post office box directly to the intended recipient(s).

Policy for Attendance at Annual Meeting

We have adopted a policy requiring all of our directors to attend our annual meeting. All of our directors attended our 2016 annual meeting.

Executive Sessions of Independent Directors

The independent members of our Board have in the past held, and will continue their practice in 2017 of holding, scheduled executive sessions on a regular basis but, in any event, not less than twice a year. Executive sessions were held at the conclusion of each meeting of the Board of Directors in 2016.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	13

Director Retirement Guideline

The Board has adopted, at the recommendation of the Nominating and Corporate Governance Committee, a governance guideline that requires a director to retire from the Board on the eve of the annual meeting in the calendar year following the year in which the director turns seventy (70) years of age.

Nominations for Directors

The Nominating and Corporate Governance Committee considers candidates for director nominations from various sources including other directors, our clients and other relevant constituencies, and may also engage, if it deems appropriate, a professional search firm. For incumbent directors whose terms of office are set to expire, it reviews the directors’ overall service to the Corporation during their terms, including the number of meetings attended, level of participation, quality of performance and their respective contributions towards advancing our interests and enhancing shareholder value. For a new director candidate, the committee reviews the candidate’s biographical information and qualifications and may check the candidate’s references, if applicable. The committee may obtain any additional information which it deems necessary. A qualified nominee will be interviewed by all members of the committee, if practicable. Serious candidates may meet with all members of the Board. Using the input from the interviews and information obtained, the committee evaluates whether a prospective candidate is qualified to serve as a director and whether it should recommend to the Board that the Board nominates (or selects to fill a vacancy) the prospective candidate.

The Nominating and Corporate Governance Committee will consider written proposals and use a similar process to evaluate nominees recommended by shareholders, provided that the shareholder complies with the procedures set forth below. Any nomination should be addressed to the Chairman, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396 and must include the following information: (a) the name and address, as they appear on our books, of the shareholder nominating a candidate; (b) the number of our shares which are beneficially owned by the shareholder (and if the shares are held in street name, the name of the brokerage firm holding the shares); (c) the name, age, business address and residence address of each proposed nominee; (d) the principal occupation or employment of the proposed nominee; (e) the number of shares of our stock beneficially owned by the proposed nominee, if any; (f) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other persons pursuant to which the shareholder is making the nomination, and (g) any other information required to be disclosed in solicitation of proxies for election of directors or other information required pursuant to Regulation 14A under the Exchange Act, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected.

All shareholder nominations must be received not less than 120 days before the anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting.

14	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

In evaluating candidates for nominees for director, the committee considers:

●	our need for particular talents and experience;
●	the candidate’s ability to meet the independence standards under the Nasdaq Stock Market listing rules; and
●

the requirement that our Audit Committee meet the financial literacy requirements under the Nasdaq Stock Market rules and that at least one of them qualifies as an Audit Committee financial expert under the rules of the Securities and Exchange Commission (the “SEC”).

In addition, the Committee believes members of the Board should also:

●	be of the highest ethical character;
●	share our values;
●	have reputations, both personal and professional, consistent with our image and our reputation;
●	be active in or former leaders of organizations;
●	possess knowledge in the fields of financial services and wealth management;
●	have an understanding of the Bank’s marketplace;
●	have relevant expertise and experience which will be useful in offering advice and guidance to the CEO; and
●	be independent of any particular constituency.

Nominees for director must also be willing to commit the necessary time to devote to Board activities and to enhance their knowledge of the financial services industry and be willing to assume broad fiduciary responsibility. They should have a commitment to enhancing shareholder value, including assisting in business development activities where appropriate. A nominee for director must be or become a shareholder upon joining the Board. Application of the above criteria may vary according to the particular areas of expertise desired to complement the existing composition of the Board.

In considering nominees for director, while not specific to a particular policy on nominations, the committee considers the Board’s desire to be a diverse body with diversity reflecting gender, ethnic background and professional experience. Through various policies and practices, the Corporation and its subsidiaries embrace equality and diversity, offering a supportive and understanding environment designed to assist all individuals in realizing their maximum potential, regardless of their differences. Starting with our Board of Directors and continuing throughout the organization, our goal is to ensure that, in carrying out our activities, we promote equality of opportunity across all activities, promote good relations between people of diverse backgrounds, and avoid unlawful discrimination.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	15

OUR BOARD OF DIRECTORS

Our business is managed by a Board of Directors that may consist of no fewer than eight nor more than twelve directors, as fixed from time to time by the Board. Our Board, as provided in the bylaws, is divided into four classes of directors, with each class being as nearly equal in number as possible. The Corporation and the Bank have the same Board members. While our Board is currently comprised of eleven (11) directors, it will be reduced by one (1) immediately prior to the Annual Meeting. This is largely a result of Mr. Peters’ decision to retire from the Board upon expiration of his term, coupled with the anticipated addition, in accordance with the Agreement and Plan of Merger between the Corporation and Royal, of a director from Royal following the acquisition. Therefore, assuming the nominees for director are elected at the Annual Meeting, immediately following the Annual Meeting there will be ten (10) directors with four (4) members in Class I, two (2) members in Class II, two (2) members in Class III, and two (2) members in Class IV.

Under our bylaws, persons selected by the Board to fill a vacancy serve as directors for a term expiring with the next annual meeting of shareholders. If a director is selected by the Board on or after the record date for an annual meeting, then the new director serves as a director until the subsequent annual meeting of shareholders. Each class of directors serves a four year term. Directors remain in their positions until their successors are elected and take office.

In 2016, our Board of Directors met eight (8) times. Each director attended at least 75% of the Board meetings and the committee meetings that were held by the committees on which he or she served during 2016.

Information about Committees of our Board of Directors

The Corporation’s Board had six standing committees during 2016. They are the Executive, Nominating and Corporate Governance, Risk Management, Audit, Management Development and Compensation, and IT Steering Committees. The Corporation and the Bank have the same committees with the same members for each committee. In addition, the Bank also has a Wealth Management Committee.

Executive Committee

The Executive Committee meets to discuss and act upon matters which require action during periods between meetings of our Board, and to approve certain of the Bank’s loans to customers. The Executive Committee exercises the authority and powers of the Board, generally at monthly intervals between meetings of the full Board. During 2016, the Executive Committee held seven (7) meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has responsibility for identifying and evaluating candidates for director and recommending the nomination of directors to the full Board. The committee also assists the Board in interpreting and applying corporate governance guidelines, reviews and assesses the adequacy of our corporate governance guidelines, our code of business conduct and ethics, our personal code of conduct and related internal policies and guidelines, and recommends any proposed changes to the Board for approval. The committee has a charter which is available through our website at www.bmtc.com by clicking “About BMT,” "Investor Relations,” and then following through to the “Corporate Overview – Governance Documents” page and clicking on “Nominating and Corporate Governance Committee Charter”. The direct web address is: http://www.snl.com/irweblinkx/govdocs.aspx?iid=100154. Each member of the committee is independent as defined by Nasdaq Stock Market rules. During 2016, the Nominating and Corporate Governance Committee held three (3) meetings.

16	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

Risk Management Committee

The Risk Management Committee meets to review and manage the material business risks which confront us. The committee establishes and monitors policies and procedures designed to lead to an understanding of, and to identify, control, monitor and measure, our material business risks. Those risks include loan quality and concentration, interest rate and market risk, information technology risk, compliance risk, and liquidity risk. The Risk Management Committee generally meets at monthly intervals between meetings of the full Board. During 2016, the Risk Management Committee held seven (7) meetings.

IT Steering Committee

The IT Steering Committee oversees major IT related strategies, projects and technology decisions, monitors whether the Bank’s IT programs effectively support the Corporation’s business objectives and strategies, works with senior IT management, and informs the Board on major IT related issues. During 2016, the committee held five (5) meetings.

Audit Committee

The Audit Committee meets at least quarterly. It has general oversight responsibilities regarding our financial reporting process and internal controls. The committee selects and evaluates the qualifications and performance of the independent registered public accounting firm. The committee meets with the internal auditor to review audit programs and the results of audits of specific areas, as well as other accounting regulatory compliance issues. In addition, the committee meets with the independent registered public accountant to review the results of the annual audit and other related matters. Further, the committee meets with the Chief Financial Officer to review accounting regulatory compliance issues. Each member of the committee is independent and financially literate as those terms are defined by the Nasdaq Stock Market for Audit Committee members and the Securities and Exchange Commission. The Audit Committee held five (5) meetings in 2016. Our Board has determined that Scott M. Jenkins and Britton H. Murdoch, each independent directors, are financial experts as defined by the regulations of the SEC. The Audit Committee has a charter which is available through our website at www.bmtc.com by clicking “About BMT,” "Investor Relations,” and then following through to the “Corporate Overview – Governance Documents” page and clicking on “Audit Committee Charter”. The direct web address is: http://www.snl.com/irweblinkx/govdocs.aspx?iid=100154.

Management Development & Compensation Committee

The Management Development & Compensation Committee (which we refer to as the “Compensation Committee”) is responsible for administering our executive compensation practices, and for providing direction as to the development and succession for the organization’s leaders. Each member of the committee is independent as defined by the Nasdaq Stock Market for Compensation Committee members. During 2016, the Compensation Committee held six (6) meetings. The Compensation Committee has a charter which is available through our website at www.bmtc.com by clicking “About BMT,” "Investor Relations,” and then following through to the “Corporate Overview – Governance Documents” page and clicking on “Management Development and Compensation Committee Charter”. The direct web address is: http://www.snl.com/irweblinkx/govdocs.aspx?iid=100154.

The Compensation Committee determines the salary and bonuses for our executive officers, and is responsible for setting and administering the policies for our equity incentive programs and other executive compensation. The Compensation Committee has the responsibility, among other things, to:

●

annually review and approve corporate goals and objectives for the compensation of the CEO; evaluate the CEO’s performance; and determine and approve the compensation and benefits to be paid to the CEO;

●	annually review and discuss with the CEO the performance of all other executive officers; evaluate their performance; and determine and approve the compensation and benefits to be paid to them;
●	review and recommend to the full Board the compensation for non-employee directors;
●	administer equity incentive award programs and determine the awards to be granted under those programs; and
●	review and provide, if appropriate, recommendations to the full Board regarding compensation and benefit policies, plans and programs.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	17

Unless subject to an established schedule in accordance with past practice, the Compensation Committee will not generally grant equity incentive awards except during a period when trading is open (not blacked-out) in the Corporation’s common stock by our executive officers and directors under our Securities Trading Policy. Under our current policies, that period generally begins following the second trading day after quarterly earnings are released and ends fifteen days prior to the close of the next fiscal quarter. Only the committee, not management, determines the timing of equity incentive awards.

The Compensation Committee has the authority to hire third party consultants for compensation matters and the authority to review and approve any third party consultants recommended or hired by management. For more information regarding the Compensation Committee’s use of consultants, see “COMPENSATION DISCUSSION AND ANALYSIS—Benchmarking Data and Use of Compensation Consultants” on page 32 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the Corporation or any of its subsidiaries during the year 2016 or during prior years. None of the members of the Compensation Committee had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K under the Exchange Act nor any other interlocking relationships as defined by the SEC.

18	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

DIRECTOR COMPENSATION

The table below summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2016.

Name(1)	Fees Earned or Paid in Cash ($) (6)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Michael J. Clement(4) (5)	35,250	34,222	1,401	70,873
Andrea F. Gilbert	35,750	34,222	3,409	73,381
Wendell F. Holland(4)	35,750	34,222	3,409	73,381
Scott M. Jenkins(4)(5)	52,250	34,222	3,409	89,881
Jerry L. Johnson	44,500	34,222	3,409	82,131
David E Lees(4)	37,000	34,222	3,409	74,631
A. John May(4)	34,500	34,222	1,401	70,123
Lynn B. McKee	29,250	34,222	3,409	66,881
Britton H. Murdoch (5)	75,250	43,895	4,924	124,069
Frederick C. Peters II (5)	27,750	34,222	7,748	69,720

(1)

Francis J. Leto is not included in this table as he was an employee of the Corporation and the Bank in 2016 and thus received no compensation for his service as a director. Compensation information for Mr. Leto can be found in “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” beginning at pages 25 and 36, respectively.

(2)

The dollar amount represents the grant date fair value computed in accordance with FASB ASC Topic 718 of (i) 432 shares of common stock granted to each of the directors as part of their annual retainer issued at the market price of $28.91, as of the closing price on May 2, 2016, (ii) 1104 performance and time based restricted stock units (“RSUs”) granted to Mr. Murdoch as part of his Board and Chairman compensation during 2016, and (iii) 764 RSUs granted to all other non-employee directors as part of their Board compensation during 2016.  We do not issue fractional shares, but instead issue cash in lieu of fractional shares. See “COMPENSATION DISCUSSION AND ANALYSIS— Compensation Actions for 2016 - 2016 Long-Term Incentive Compensation” at page 29 for more information regarding the RSUs.

(3)

Includes the dividends that are accrued on the Performance Stock Units granted in August 2013, August 2014 and August 2015 and the dividends that are accrued on the RSUs granted in August 2016. Also includes the cash paid in lieu of fractional shares for the Directors’ retainers described in Note (2) above.

(4)	Each of these directors elected to defer all or a portion of his fees and stock awards through our Deferred Payment Plans for Directors.
(5)

Messrs. Clement, Jenkins, Murdoch and Peters served during 2016 as directors for the Corporation’s subsidiary, The Bryn Mawr Trust Company of Delaware, and each were paid a fee of $1,000 per meeting for their attendance at that entity’s board meetings in 2016.

(6)	Includes cash paid to Committee Chairs in 2016 as compensation for their additional services.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	19

The below chart indicates the aggregate number of shares underlying outstanding stock and option awards for each of our directors as of December 31, 2016:

Director	Number of Unvested Shares and Units Underlying Stock Awards	Number of Shares Underlying Option Awards	Options Vested
Michael J. Clement	2,264	—	—
Andrea F. Gilbert	3,764	11,475	11,475
Wendell F. Holland	3,764	11,475	11,475
Scott M. Jenkins	3,764	11,475	14,100
Jerry L. Johnson	3,764	—	—
David E. Lees	3,764	3,500	3,500
A. John May	2,264	—	—
Lynne B. McKee	3,764	—	—
Britton H. Murdoch	5,392	—	—
Frederick C. Peters II	3,764	41,000	41,000

Directors’ Fees

The Compensation Committee annually reviews the components of director compensation and makes recommendations to the full Board of Directors regarding any changes that the Compensation Committee believes should be made to director compensation.

We have agreed to pay, and our non-employee directors have agreed to accept payment of, their annual $12,500 retainer compensation in the form of our common stock, payable at the Board’s organizational meeting, generally held in April of each year, at the market value of the stock on the day prior to the day of payment. This stock is issued under the Bryn Mawr Bank Corporation Retainer Stock Plan for Outside Directors (the “Retainer Plan”), which was approved by the Corporation’s shareholders with an effective date of January 1, 2012. The purpose of the Retainer Plan is to provide competitive compensation for board service and strengthen the commonality of interests between directors and shareholders by allowing the Corporation to pay all or a portion of each outside director’s compensation for services as a director in the form of BMBC common stock. Each director is required to own the equivalent of $100,000 in shares of our common stock by the end of his/her first term, which further aligns the directors’ interests with those of our shareholders.

In addition to the annual retainer, each non-employee director is paid a standard fee of $1,500 for each Board meeting attended, $1,000 for attending the organization meeting held after the annual meeting each year, and $1,250 for each committee meeting attended. A separate fee is not paid to directors for attending a Corporation Board meeting held on a Bank Board meeting day. In the event of a special or telephonic Board meeting, a reduced fee may be paid. A $10,000 fee was paid to the Audit Committee Chair in 2016 and a $5,000 fee was paid to the chair of each of the other committees. Further, the Chairman of the Board received additional cash compensation of $40,000 and 340 additional RSUs in 2016. See “COMPENSATION DISCUSSION AND ANALYSIS— Compensation Actions for 2016 - 2016 Long-Term Incentive Compensation” at page 29 for more information regarding the RSUs granted in 2016. From time to time, directors may also be reimbursed for travel expenses associated with attendance at Board or committee meetings.

20	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

Equity Awards

Directors are eligible to participate in our 2010 Amended and Restated Long-Term Incentive Plan (“2010 LTIP”). In a given year, each non-employee director serving after our Annual Meeting is eligible to be granted equity awards under our 2010 LTIP, at such number and on such terms as the Board of Directors, in its discretion, decides to grant. In 2016, each of our non-employee directors was granted RSUs under our 2010 LTIP. See “COMPENSATION DISCUSSION AND ANALYSIS— Compensation Actions for 2016 - 2016 Long-Term Incentive Compensation” on page 29 of this Proxy Statement for additional information regarding RSUs.

Directors’ Deferred Payment Plans

Under our Deferred Payment Plan for the Corporation’s Directors and an identical plan for the Bank’s directors (the “Director Plans”) a director may defer receipt of a portion or all of the fees paid for service as a director. The Director Plans are non-qualified plans and the Director Plans’ funds are held in a trust administered by the Bank’s Wealth Management Division. Under the Director Plans, a participating director may earn a yield on the deferred director’s fees based on the yield on one or more different investment funds. The investment options include a number of outside independent mutual funds, a Bryn Mawr Trust brokerage account through which the director may freely select his or her own investments, and an investment in our common stock. A director may change his or her investment options quarterly, except that any fees deferred which would otherwise have been paid in the form of shares of our common stock must remain invested under the Director Plans in units of phantom stock for one year following the deferral date. All distributions from the deferred account must be in cash or shares of our common stock (or equivalent phantom stock), as selected by the director. The director may choose to have the deferred account distributed to him or her on: (a) the date he or she ceases to serve as a director; (b) his or her 65th birthday; or (c) any date in the three year period after the director ceases to serve as a member of the Board. Payments to the director may be made in annual installments payable for up to ten years or in a single lump sum payment. Upon a director’s death prior to the distribution date, his or her beneficiary will be paid the balance in the director’s account in a single lump sum payment. The Board may amend or terminate the Director Plans, in whole or in part, without the consent of any director who has deferred compensation into the Director Plans, but an amendment may not adversely affect the amounts credited to a director’s account before the amendment. The right to receive future payments under the Director Plans is an unsecured claim against our general assets.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	21

EQUITY COMPENSATION PLAN INFORMATION

Below is information regarding shares authorized under our equity compensation plans as of December 31, 2016.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants and rights		B. Weighted- average exercise price of outstanding options		C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)
Equity compensation plans approved by shareholders	432,265	(1)	$21.05	(3)	635,016	(4)
Equity compensation plans not approved by shareholders	4,464	(2)	$18.50	(3)	0
Total	436,729		$21.03	(3)	635,016	(4)

(1)

Includes shares of our common stock that may be issued upon the exercise of awards granted or rights accrued (including stock options, restricted stock units and performance stock units) under our 2004 Stock Option Plan, the 2007 LTIP and the 2010 LTIP. See “COMPENSATION DISCUSSION AND ANALYSIS— Compensation Actions for 2016 - 2016 Long-Term Incentive Compensation” and “EXECUTIVE COMPENSATION—Equity Based Compensation” beginning at pages 29 and 38, respectively.

(2)

Includes 3,000 shares of common stock underlying time-based Restricted Stock Units granted as an inducement award to Harry R. Madeira in accordance with Nasdaq Listing Rule 5635(c)(4), and 1,464 shares of common stock underlying options outstanding under the Continental Bank Holdings, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Continental Plan”) which were assumed by the Corporation in connection with the acquisition of Continental Bank Holdings, Inc.

(3)	Calculation does not include restricted stock units, performance stock and stock awards for which, by definition, there exists no exercise price.

(4)

552,959 shares remained available for issuance under the 2010 LTIP, and 82,057 shares remained available for issuance under the Retainer Plan at December 31, 2016. See “DIRECTOR COMPENSATION—Directors’ Fees” and “EXECUTIVE COMPENSATION—Equity Based Compensation” at pages 20 and 38, respectively, for additional information regarding these plans.

22	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

PROPOSAL 2 – A NON-BINDING ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act requires that we include in this Proxy Statement the opportunity for our shareholders to vote on an advisory (non-binding) resolution to approve the compensation of our NEOs (sometimes referred to as “Say-on-Pay”). Accordingly, the following resolution will be submitted for shareholder approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this Proxy Statement, is hereby approved.”

While this vote is non-binding, the Board and the Compensation Committee expect to take into account the outcome of this vote in considering future executive officer compensation arrangements. It is our practice, based on Board recommendation and shareholder approval (previously obtained in 2011, and recommended again this year as Proposal 3) of a yearly frequency, to submit a Say-on Pay resolution to shareholders on a yearly basis. We expect to submit the Say-on-Pay resolution for approval by shareholders annually unless a different frequency is approved by shareholders at the Annual Meeting. The next non-binding vote with respect to the frequency of the Say-on-Pay vote will be submitted to shareholders no later than our annual meeting in 2023.

As described in detail under “Compensation Discussion and Analysis,” the Board believes that the talents of our employees have a significant influence on our long-term success. Our compensation system plays a significant role in our ability to attract, retain and motivate a quality workforce. The Board believes that our current compensation program links executive compensation to performance, aligning the interests of our executive officers with those of our shareholders, and encourages you to review carefully the Compensation Discussion and Analysis beginning on page 25 and the tabular and other disclosures on Executive Compensation beginning on page 36 of this Proxy Statement.

Proxies solicited by the Board will be voted FOR the above resolution, unless the shareholders specify a contrary choice in their proxies.

THE BOARD RECOMMENDS A VOTE FOR THE SAY-ON-PAY RESOLUTION.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	23

PROPOSAL 3 – A NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE SAY-ON-PAY PROPOSAL

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our shareholders have the opportunity to cast an advisory vote on how often we should include a Say-on-Pay proposal in our proxy materials for future annual meetings (the “Say-on-Pay Frequency” proposal). Shareholders may vote to recommend having the Say-on-Pay vote every one, two, or three years.

Our shareholders voted in 2011, in an advisory vote, in favor of the annual submission of the Say-on-Pay vote to our shareholders for approval on a non-binding basis. The Board continues to believe that an annual frequency of the Say-on-Pay vote is optimal.

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee; however, the Compensation Committee and the Board value the opinions expressed by our shareholders in their votes on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of conducting a Say-on-Pay vote. It is expected that the next vote on a Say-on-Pay Frequency proposal will occur at the 2023 annual meeting of shareholders.

Shareholders may cast their advisory vote to recommend holding future advisory votes on executive compensation every “1 Year,” “2 Years,” or “3 Years,” or to “Abstain.” Accordingly, the following non-binding resolution will be submitted for shareholder approval at the Annual Meeting:

RESOLVED, that the shareholders of the Corporation determine, on an advisory basis, that the frequency with which the shareholders of the Corporation shall have an advisory vote on the compensation of the Corporation’s NEOs set forth in the Corporation’s proxy statement is:

Choice 1 – every year;

Choice 2 – every two years;

Choice 3 – every three years; or

Choice 4 – abstain from voting.

THE BOARD RECOMMENDS A VOTE FOR A ONE (1) YEAR FREQUENCY OF THE

SAY-ON-PAY RESOLUTION.

24	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

In structuring its executive compensation decisions and policies, the Management Development & Compensation Committee (referred to as the “Compensation Committee” or the “Committee” in this Compensation Discussion and Analysis) has considered the results of the most recent Say-on-Pay advisory vote, and has continued its custom of evaluating and, where appropriate, enhancing the Corporation’s compensation practices in an effort to achieve optimal results in aligning the long-term interests of the Corporation’s executive officers with those of the Corporation and its shareholders.

Compensation Program and Philosophy

The Compensation Committee believes that competitive compensation is critical for attracting, retaining and motivating qualified and effective executives. The goal of our executive compensation methodology is to retain and reward leaders who create long-term value for our shareholders. This goal affects the compensation elements we use and our compensation decisions. Our compensation methods reward sustained financial and operating performance and leadership excellence, align the executives’ long-term interests with those of our shareholders and motivate executives to build on their expertise and remain with the Corporation for long and productive careers. Currently, our executive compensation program includes the following primary elements:

●	base salary;
●	short term incentive compensation primarily in the form of annual bonuses which are aligned with corporate performance;
●	long-term incentive compensation, principally in the form of performance and time based restricted stock units (“RSUs”) under our Long Term Incentive Plan (LTIP); and
●	retirement and other benefits.

Our approach to allocating between short-term and long-term compensation historically has been to ensure adequate base compensation to attract and retain executives, while providing incentives to enhance the long-term financial standing of the Corporation and to enhance the value of our shares for our shareholders. We pay base salary to provide financial security. We pay annual bonuses to motivate performance of short-term goals. Long-term compensation in the form of restricted stock units is offered to balance short and long term motivations through rewards linked to the performance of multi-year goals. Finally, we pay retirement and other benefits to encourage loyalty and productivity, and to be competitive with peer institutions.

Each year, the Compensation Committee pays particular attention to CEO compensation to ensure that it reflects operating and stock performance and demonstrates awareness of investor sentiment. Together with Mr. Leto, the Compensation Committee also focuses on compensation of the other executive officers to achieve the right balance of incentives to appropriately reward and retain executives and maximize their performance over the long-term. The Compensation Committee recognizes that value-creating performance by an executive or group does not necessarily translate immediately into appreciation of the Corporation’s stock price, however, the Compensation Committee intends to continue to reward management performance based on its belief that, over time, strong operating performance and earnings growth will be reflected through level or increased stock prices.

While the Compensation Committee operates within the framework of the compensation philosophy, the Committee retains full discretion and the right to determine compensation for executives based on the data and information available to it. The Compensation Committee did not use set formulas in determining the amount and mix of overall compensation granted to named executive officers (referred to as “NEOs” or “named executives”) in 2016.

As compensation practices within our industry evolve, the Compensation Committee recognizes the importance of keeping current and continues to evaluate and enhance our compensation practices on a regular basis.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	25

Consideration of Risk

The Compensation Committee strives to provide strong incentives to manage the Corporation for the long-term, while avoiding excessive risk taking in the short-term. Goals and objectives reflect a fair mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. While bonuses are granted to reward executives in the shorter term, equity awards such as performance and time based restricted stock units are granted to incentivize executives towards long-term goals and sustained shareholder value. Likewise, the elements of compensation are balanced among current cash payments, equity awards and optional deferred bonus plans. With limited exceptions, the Compensation Committee currently retains a large amount of discretion to adjust compensation for quality of performance, contribution to the organization and adherence to company values.

The Compensation Committee annually reviews the relationship between our risk management practices and the incentive compensation we provide to our named executives to confirm that our incentive compensation does not encourage unnecessary and excessive risks. The Compensation Committee also reviews the relationship between risk management practices, corporate strategy and senior executive compensation.

The Compensation Committee does not believe that any of the current incentive plans pose an excessive risk to the Corporation’s short- or long-term financial stability. Controls are in place at the management level, and overseen by the Compensation Committee, to annually evaluate and revise incentive plans as necessary. The Compensation Committee believes that these controls effectively mitigate risks that may arise under incentive plans.

Compensation Actions for 2016

The Compensation Committee, with input from Mr. Leto, evaluated and approved 2016 executive salary, bonus and equity compensation in the context of the Corporation’s performance, market competition, acquisition activities, the achievement of certain of the Corporation’s strategic initiatives, the results of the 2015 McLagan peer group survey, and the economic issues facing the financial services industry.

2016 Salaries

In 2016, our compensation philosophy and overall goals largely remained consistent with past years, and the reasons for the various changes in NEO salaries in 2016 related primarily to merit with the exception of Messrs. Harrington and Leto. Mr. Harrington’s 2016 salary was contractually derived, and Mr. Leto’s increase was, in addition to merit, a market adjustment based on the results of a 2015 compensation and peer group analysis performed by McLagan (“McLagan Compensation Analysis”) (see “COMPENSATION DISCUSSION AND ANALYSIS – Benchmarking Data and Use of Compensation Consultants” beginning at page 32) and the competitive hiring market. Merit increases were based on individual and divisional performance , and were also designed to ensure comparability to the Corporation’s peers using the McLagan Compensation Analysis. Below is a chart depicting the salary changes year-over-year for each NEO, including a summary of the factors that primarily contributed to such changes.

26	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

NEO	2015 Base Salary*+	2016 Base Salary**+	Primary Factors Contributing to Salary Change
Francis J. Leto	$425,000	$500,000

Merit: Mr. Leto’s strong leadership performance and full assimilation into the CEO role in 2015.

McLagan Compensation Analysis: Results showed Mr. Leto’s salary to be significantly below that of similarly situated peers, which led to the Committee’s decision to make a market-based adjustment.

Michael W. Harrington	$325,000	$325,000

Contractual: Mr. Harrington’s base salary was contractually agreed upon pursuant to his employment agreement dated September 8, 2015, and related largely to Mr. Harrington’s qualifications and larger-bank experience, market competitiveness at the time of his hire, and the results of the peer group analysis. No adjustment was made to
Mr. Harrington’s salary for 2016 due to his 4th Quarter 2015 hire date.

Alison J. Eichert	$300,090	$306,092

Merit: Ms. Eichert received a merit increase in 2016 as a result of her individual performance and that of her division in 2015. Of particular note in Ms. Eichert’s performance was the role she played in the upgrade of several of the Bank’s core operating systems and ultimate conversion of Continental Bank with no notable outages or system downtime.

Joseph G. Keefer	$270,000	$275,400

Merit: Mr. Keefer’s base salary was increased based on merit due to his performance and that of his division in 2015. Of particular note in Mr. Keefer’s performance were his leadership role in maintaining high credit quality standards, providing support and guidance for problem credits, increases in loan balances and residential mortgages originations, and maintenance of low net charge-offs.

Harry R. Madeira	$257,500	$262,650	Merit: Mr. Madeira’s base salary increase was based on merit due to his performance including his immersion in the Wealth division, and his integration and performance of the Insurance division.

*	Base salary at December 31, 2015.
**	Base salary at December 31, 2016.
+

Base salary information provided in this chart differs from that set forth in “2016 EXECUTIVE COMPENSATION  SUMMARY” and “EXECUTIVE COMPENSATION - Summary Compensation Table” at pages S-3 and 36, respectively,  to this Proxy Statement. This chart is intended to show the annual salary set by the Compensation Committee in a  comparative, year-over-year fashion. However, the amounts actually paid in a given year, as reflected in the Summary Compensation Table, may differ for a variety of reasons including: NEO start date, differing number of pay cycles in a given year, whether or not salary increases were retroactively applied to January 1.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	27

Annual Incentive Plan

The Compensation Committee established a new annual incentive methodology (“annual incentive plan” or the “plan”) for use in determining 2016 cash bonus awards (“incentive awards”) for the Corporation’s executive management team, including our NEOs. The Committee had four primary objectives in establishing this methodology, including to:

●	Enhance the link between pay and performance through specific, quantifiable goals;
●	Simplify the communication and administration of cash incentives for the Corporation’s executive management team;
●	Align with regulatory guidance on Sound Incentive Compensation Policies; and
●	Align with the expectations of shareholders.

The annual incentive plan provided each participant with a unique award opportunity denominated as a percent of his or her 2016 salary. The award opportunity for each NEO was intended to provide market-competitive incentive compensation aligned with the corporate and individual performance required to achieve award payouts. The plan had specifically defined Threshold, Target, and Maximum payouts which correspond to Threshold, Target, and Maximum performance levels. No award would have been paid for any goal on which performance was below the Threshold level, and no additional award would have been earned for performance above Maximum on any goal. Payouts were prorated for performance between established levels on any given incentive metric.

The table below details the incentive award opportunities for each officer for 2016.

	Incentive Award Opportunity (Percent of Salary)			Incentive Award Opportunity (Dollar Value)
NEO	Threshold	Target	Max	Threshold	Target	Max
Frank Leto	25%	50%	75%	125,000	250,000	375,000
Mike Harrington	20%	40%	60%	65,000	130,000	195,000
Alison Eichert	20%	40%	60%	61,218	122,437	183,655
Joseph Keefer	20%	40%	60%	55,080	110,160	165,240
Harry R. Madeira	20%	40%	70%	52,530	105,060	183,855

Corporate Performance Component

The annual incentive plan conditioned incentive awards for our NEOs on the Corporation’s achievement relative to four defined corporate performance goals, which comprised, at target, 80% of the incentive award opportunity for each NEO. The corporate performance goals were chosen by the Compensation Committee and represented key strategic performance objectives for 2016. The Compensation Committee felt the inclusion of these four corporate goals allowed payouts under the plan to reflect a broad measurement of corporate performance in 2016, including bottom line profitability, top line revenue objectives, and safety and soundness. The assessment of corporate goals was based on the reported financial results of the Corporation for the 2016 fiscal year. Financial results are subject to adjustment at the discretion of the Compensation Committee to exclude the impact of one-time extraordinary gains or losses, which may have the effect of either increasing or decreasing calculated payouts under the plan. No such adjustments were made for 2016.

The table below outlines the 2016 performance objectives and corporate performance results under the annual incentive plan.

GOALS & WEIGHTING		PERFORMANCE GOALS			Actual
Goal	Goal Weight	Threshold	Target	Max	Performance
Company Goals	80%
Net Income	32%	$30,200,000	$35,500,000	$39,100,000	$36,036,308
NPAs as % of Total Assets	12%	0.60%	0.50%	0.40%	0.27%
Total Gross Loan Growth (Excl. Loan Loss Allowance)	18%	$194,000,000	$228,000,000	$251,000,000	$272,107,000
Fee Income - Total Non-Interest Income	18%	$53,000,000	$59,000,000	$65,000,000	$54,038,510
Individual	20%	10	20	30	See Below

28	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

Individual Performance Component

In addition to the corporate performance component, each NEOs incentive award opportunity was comprised of an individual performance component. The purpose of the individual component of the plan was to reflect qualitative and other corporate performance results outside of the four enumerated corporate goals, and individual performance.

Performance on the individual component was assessed subjectively by the CEO (except with respect to Mr. Leto) with review and approval by the Compensation Committee. Multiple factors were considered in this subjective assessment, including but not limited to:

●	Overall corporate performance;
●	Performance relative to peers or the banking industry in general;
●	Progress on key strategic initiatives;
●	Regulatory relationships and evaluations; and
●	The performance of each individual’s business line or department.

Each NEO’s individual performance was assessed by the CEO and Compensation Committee on a 0-30% scale, with 20% representing “expected” performance. Awards on the individual component were then calculated formulaically in similar fashion to the company goals, and aggregated with the company goals to achieve an overall incentive award calculation. The table below indicates the final cash payouts approved by the Compensation Committee under the annual incentive plan for 2016, based on the corporate and individual or discretionary* performance conditions described above:

NEO	2016 Incentive Award	2016 Incentive Award as % of Salary
Frank Leto	$299,853	59.97%
Mike Harrington	$149,424	45.98%
Alison Eichert*	$160,000	52.27%
Joseph Keefer	$132,127	47.98%
Harry R. Madeira	$103,624	39.45%

*

When determining Ms. Eichert’s incentive award, the Committee opted to increase her award beyond the plan’s standard scale for individual performance described above. The Committee believes that the higher award for Ms. Eichert was appropriate due to her extraordinary leadership on a number of significant, unplanned cross-departmental projects in 2016 that were in addition to her normal scope of responsibilities. For this remarkable effort, the Committee awarded an additional 4.3%, which is reflected in the above chart and the “Bonus” column of the Summary Compensation Table at page 36.

2016 Long-Term Incentive Compensation

The Compensation Committee believes that a portion of the NEOs’ compensation should be tied to the Corporation’s operating and stock price performance over the long term in order to align compensation with long-term performance and further align the interests of executives with those of shareholders. The Corporation’s current long-term incentive plan under which NEOs are eligible to receive awards is the Amended and Restated 2010 Long-Term Incentive Plan (“2010 LTIP”), which allows the Compensation Committee flexibility to issue equity incentive awards such as stock options, stock grants, performance units, performance shares, restricted stock and restricted stock units. Subject to an increasing scale over five years for new employees, NEOs other than the CEO are required to own the equivalent value of one and a half times their base salary in common stock of the Corporation. The CEO is required to hold, within five years, three times his base salary in common stock of the Corporation. This further aligns their interests with those of our Shareholders.

In 2016, the Corporation redesigned its grants under the 2010 LTIP for executive officers. The objectives of this redesign were to:

●	Provide officers with competitive levels of equity compensation;
●	Create alignment between the interests of management and the interests of shareholders;
●	Reward executives for performance over a multi-year period; and
●	Align the grants with recent guidance and industry best practices.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	29

The following table describes the primary changes that were implemented to the restricted stock units (RSUs) granted in 2016, and the rationale for such changes:

Grant Feature	2015 Grants	2016 Grants		Rationale for Change
Performance- vs. Time-Based Vesting	100% Performance-Based Vesting	66.7% Performance- Based Vesting	•	Ensures that participants have a minimum ability to increase their ownership stake in the Corporation over time, regardless of performance.
		33.3% Time-Based Vesting (percentages are	•	Strengthens the alignment of participant interests with those of shareholders and provides a retention incentive regardless of projected performance.
		based on grant date fair value)	•	Aligns with common industry practice.
Performance-Vesting Metrics	100% Total Shareholder Return	50% Total Shareholder Return 50% Return on Average	•	Ensures that participants are rewarded for driving core performance and positioning the Corporation for future growth, even if share price does not reflect that performance in the short-term.
		Equity	•	Conditions a significant portion of the grant on shareholder return.
Performance Comparison Group	Nasdaq Community Bank Index	Compensation Peer Group	•	The Corporation’s compensation peer group is more similarly situated to the Corporation in terms of location, size, business model, investor profile, and stock behavior.
Vesting Schedule	3-Year Cliff Vesting	Performance: 3-Year Cliff Vesting Time: 3-Year Graded Vesting	•	The introduction of time-vested awards aligns awards with standard industry practice, and allows for the vesting of those awards to be spread evenly over the vesting period.
Post-Vest Holding Period	None	2-Year Holding Period After Awards Vest	•	Our post-vest holding period requires NEOs and directors to retain awards for two years before selling or otherwise disposing of them, which further aligns the NEO/director’s interest shareholders.

The number of RSUs awarded in 2016 to each of our NEOs was based on a specified percentage of his or her salary. The amounts were intended to provide market-competitive equity incentive compensation to each of our NEOs, conditioned to a significant degree on long-term corporate performance. The number of RSUs actually granted to each NEO was determined based on the targeted percentage of salary and calculated grant date fair value of the award.

The table below outlines, for each NEO, the targeted percentage of salary related to the equity award, and the number and value of RSUs granted to each NEO in 2016.

NEO	Target Equity Award (% of Salary)	2016 Equity Award (# of Performance- Based RSUs)	2016 Equity Award (# of Time-Based RSUs)	2016 Grant Date Fair Value ($)
Frank Leto	50%	5,731	2,739	240,952
Mike Harrington	40%	2,980	1,424	125,282
Alison Eichert	40%	2,806	1,341	117,972
Joseph Keefer	35%	2,209	1,056	92,884
Harry R. Madeira	35%	2,107	1,007	88,586

30	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

The vesting conditions on the 2016 RSUs described above are as follows:

●

Time--Based Portion: One-third of the awards vests in equal installments over three years, contingent only on continued employee. Thus, 1/3 of this portion (1/9 of the total award) will vest on August 12, 2017, 1/3 will vest on August 12, 2018, and 1/3 will vest on August 12, 2019.

●

Performance--Based Portion: Two-thirds of the awards will, subject to performance-based vesting criterion, vest at the conclusion of the three-year vesting period. The amount that will vest will be determined by the Corporation’s percentile rank compared to our compensation peer group. Performance at or below the 25th percentile will result in 0% of the performance-based RSUs vesting, performance at the 50th percentile will result in 100% of the performance-based RSUs vesting, and performance at or above the 75th percentile will result in 150% of the performance-based RSUs vesting. If the applicable Total Shareholder Return (TSR) or Return on Average Equity (ROAE) Percentile Rank is greater than 25% and less than 75% with respect to the relevant Performance Period, the number of RSUs that vest will be prorated based on the actual level of performance achieved. One-half of the performance-based RSUs (1/3 of the total award) are based on the Corporation’s ROAE performance, and one half performance-based RSUs (1/3 of the total award) are based on the Corporation’s TSR performance, each as described below:

o	ROAE-Based Portion: The performance period for these awards runs from July 1, 2016 to June 30, 2019, with final certification and vesting of awards (if any) occurring on August 12, 2019.
o

TSR-Based Portion: The performance period for these awards runs from August 12, 2016 to August 12, 2019, with final certification and vesting of awards (if any) occurring on August 12, 2019. If the Corporation’s TSR is negative at the end of the performance period, vesting of these awards cannot exceed the Target level, regardless of performance relative to our peers.

Dividend equivalents for both time-based and performance-based awards will accrue over the vesting period, and participants will receive payouts at vesting based upon the final number of RSUs that vest.

2013 Performance Award Vesting

In August 2016, the Performance Awards granted in August 2013 vested. The Corporation’s TSR for the three-year period yielded 18.44% and the Nasdaq Community Bank Index’s TSR yielded 22.95%, which resulted in a 84.98% vesting and payout of awards.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	31

Benchmarking Data and Use of Compensation Consultants

In 2016, the Compensation Committee used a peer data analysis to evaluate compensation practices and considered the results of comparative surveys with respect to executive compensation as one of the many factors it used to determine overall executive compensation.

The Compensation Committee engaged McLagan, an AON Hewitt company (referred to as “McLagan”), as a compensation consultant to support Compensation related activities. Neither the consultant nor its affiliates were engaged to provide additional services to the Corporation or the Bank requiring additional disclosure pursuant to Regulation S-K 407(e). A Compensation Committee Adviser Independence Assessment, including evaluation of conflicts of interest, was completed as required under the SEC and NASDAQ rules for compensation advisors. The compensation consultant was deemed independent, without conflicts of interest.

The Compensation Committee engaged McLagan to provide consulting services relative to the design of the annual incentive plan and the RSU award program for 2016 (see COMPENSATION DISCUSSION AND ANALYSIS “– Annual Incentive Plan” and “– 2016 Long-Term Incentive Compensation” beginning at pages 28 and 29, respectively).

The Committee engaged McLagan in 2015 to develop a peer group for use with compensation related decisions. These results were used for all compensation decisions in 2016 that involved peer-based analysis. McLagan developed potential peer groups with a regional, national and combined focus. After review, the Committee adopted a combined peer group for executive compensation related decisions. The peer group consisted of the following institutions:

●	Boston Private Financial
●	First Financial Bankshares
●	First Merchants Corp.
●	First Commonwealth Financial
●	1st Source Corp.
●	Tompkins Financial Corp.
●	WSFS Financial Corp.
●	S&T Bancorp Inc.
●	Sandy Spring Bancorp Inc.
●	First Busey Corp.
●	Washington Trust Bancorp
●	CoBiz Financial Inc.
●	Univest Corp. of PA
●	Stock Yards Bancorp, Inc.
●	Camden National Corp.
●	Peapack-Gladstone Financial
●	QCR Holdings Inc.
●	Hills Bancorp
●	Arrow Financial Corp.
●	Old Second Bancorp Inc.
●	Chemung Financial Corp.
●	Lake Sunapee Bank Group

Following the adoption of the peer group in 2015, the Committee further engaged McLagan to evaluate compensation for the executive leaders as well as the Board. The compensation study evaluated the mix of base salary, equity compensation, and incentive compensation for peer executives, and was considered in 2016 compensation actions for certain NEOs as discussed earlier in this Compensation Discussion and Analysis.

32	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

Other Compensation Elements

The following summarizes the compensation elements we use as tools to reward, align and retain our named executives in addition to the base salaries, annual bonuses and RSU awards described above.

Deferred Compensation and Defined Benefit Plans

To attract and retain qualified executive officers, in 2016 we offered our executive officers and other employees, who earned in excess of the Internal Revenue Code Section 401(a)(17) compensation limit, participation in our Deferred Bonus Plan for Executives which allows payment of any bonus received to be deferred. The right to receive future payments under the plan is an unsecured claim against our general assets.

The Corporation also provides retirement benefits to the NEOs under the same 401(k) Plan (“401(k) Plan”) in which other employees participate. Additionally, Mr. Keefer and Ms. Eichert participate in two supplemental employee retirement plans (respectively, the “First Supplemental Plan” and the “Second Supplemental Plan,” and together, the “Supplemental Plans”) that were designed to serve as a long term retention tool for NEOs. The First Supplemental Plan was frozen effective March 31, 2008, and the Second Supplemental Plan was frozen effective March 31, 2013.

Following the freezing of the Second Supplemental Plan in 2013, the Compensation Committee adopted the 2013 Executive Deferred Compensation Plan (the “2013 Executive Plan”), which is a non-qualified defined-contribution plan designed to better align NEO interests with the interests of the Corporation and its shareholders. The 2013 Executive Plan provides for the award of and ultimate realization of certain deferred compensation benefits based, in part, on the achievement of certain performance goals determined each year. Under the 2013 Executive Plan, the Corporation will allocate amounts to the deferred compensation account of each participant. The amounts to be allocated to participants’ accounts consist of three distinct parts:

●	A fixed 1.5% of the participant’s then-current base annual salary, contributed quarterly;
●	Interest credited at the rate of 120% of the long-term applicable federal rate prescribed by the Internal Revenue Service on the previous quarters balance; and
●	A variable allocation based on achievement of certain performance goals, contributed annually.

Goals under the performance-based portion of the plan are established by the Compensation Committee at the beginning of each year.

Because of the robust performance goals associated with a significant portion of the award potential, we view the 2013 Executive Plan as part of our long-term incentive strategy, rather than a traditional retirement plan. Each participant is eligible to receive a performance-based allocation ranging from 6% of base salary at target performance if all targets are met to 9% of base salary at maximum performance. No performance-based allocations are made for performance below target. The Maximum goal must be attained in each ROA and EPS growth target to receive the additional performance allocation.

For 2016, the committee adopted two goals related to the Corporation’s Return on Assets (ROA) and Earnings per Share (EPS). Based on actual performance in 2016, the Compensation Committee determined that the Corporation achieved the maximum performance level for both the ROA and EPS goals. As a result, each participant was allocated the fixed award of 6% of his or her base salary (1.5% quarterly), plus an additional 3% of base salary for the achievement of the ROA goal, 3% of base salary for the achievement of the EPS goal, and 3% of base salary for both goals achieving the maximum level established at the beginning of 2016.

See the sections entitled “401(k) Plan” and “Nonqualified Deferred Compensation” beginning at pages 43 and 44, respectively, of this Proxy Statement for more information.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	33

Change of Control and Severance Arrangements

In order to recruit qualified employees, the Bank may provide, at its discretion or in some instances pursuant to contractual obligations, severance benefits to our executive officers and other employees if their positions are eliminated or if they are terminated involuntarily without cause. In those cases where severance benefits are provided, the Bank enters into a severance agreement with the departing employee which includes a full release of all claims against the Bank and its affiliates.

We also have change of control agreements with each of our NEOs which are designed to be competitive with the market and the Compensation Committee believes that the amount of the benefits is appropriate. The agreements contain a double trigger for payments. A change of control must occur and the executive officer must be terminated either (a) without cause by us, or (b) by the executive officer for good reason at any time during the two years following the change of control. “Change of control” is defined under the agreements as (a) the acquisition by any person or group of twenty-five percent or more of our outstanding common stock, or (b) incumbent members of our Board cease to be at least a majority of the Board. The agreements provide for a cash payment of three times the executive’s base salary at the time they are triggered. The agreements also provide for an additional cash payment equal to the difference between the price of our common stock on the date of the change of control and the exercise price of all options held by the executive officer. Upon a trigger event, an executive officer is entitled to his or her bonus and other benefits. See “EXECUTIVE COMPENSATION—Potential Payments upon Termination or Change of Control” beginning on page 45 of this Proxy Statement for more information.

Perquisites and Other Benefit Compensation

Other than reimbursement for expenses where spouses accompany executives in connection with business entertainment and travel, it is our general policy not to provide perquisites to executive officers. In isolated cases, and where appropriate to achieve our corporate goals, we may also agree to give limited perquisites to specific executive officers.

In order to attract and retain executive talent, we provide term life, health, disability and dental insurance to our NEOs on terms similar to those we provide other employees generally, except with respect to payments upon change of control, death or disability. See “Potential Payments upon Termination or Change of Control” beginning on page 45 of this Proxy Statement. Each NEO is also covered by a disability insurance policy that will pay a lifetime benefit of approximately 70% of base monthly salary.

Tax Deductibility of Compensation

Internal Revenue Code of 1986, as amended (the “Code”) Section 162(m) of the Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer or any of its three other most highly compensated executive officers who were employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). For 2016, the Corporation’s grants of RSUs, and the payments of annual cash bonuses were designed to satisfy the requirements for deductible compensation. Generally, the Compensation Committee intends to structure our compensation methods, where feasible, to minimize or eliminate the impact of limitations or penalties such as those in Section 162(m). The Compensation Committee did not otherwise consider accounting or tax treatments of particular forms of compensation in making compensation decisions in 2016.

34	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully submitted:

Andrea F. Gilbert, Chair

Michael J. Clement

Wendell F. Holland

David E. Lees

Lynn B. McKee

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	35

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the NEOs for each of the years ended December 31, 2016, 2015 and 2014:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Non-equity Incentive Plan Compensation Earnings ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Francis J. Leto,	2016	466,250	299,853		240,952	69,375	—	87,888	1,164,318
President & Chief	2015	439,808	406,250	(6)	186,010	37,413	—	62,668	1,132,146
Executive Officer	2014	358,300	210,000		368,593	56,318	—	60,181	1,053,392

Michael W. Harrington	2016	328,750	149,424		125,282	48,750	—	64,460	716,666
Chief Financial Officer	2015	71,250	50,000	(7)	182,640	—	—	13,174	317,064
	2014	—	—		—	—	—	—	—

Alison Eichert	2016	306,461	160,000		117,972	45,646	15,824	65,219	710,940
COO & Executive Vice	2015	311,097	95,000		118,370	26,561	7,077	46,977	604,082
President of the Bank	2014	255,000	180,000		90,300	39,853	192,674	44,140	801,967

Joseph G. Keefer	2016	275,732	132,127		92,884	40,905	17,633	70,249	629,530
Executive Vice President	2015	267,499	85,000		101,460	23,260	41,984	50,153	569,356
of the Bank	2014	243,508	135,000		72,250	38,055	252,325	44,217	785,355

Harry R. Madeira	2016	262,967	103,624		88,586	39,011	—	70,001	564,189
Executive Vice President	2015	267,404	40,000		191,580	20,783	—	31,052	550,819
of the Bank	2014	68,269	37,500		90,270	—	—	767	196,806

(1)	Bonuses were awarded to the named executive officers during the first quarter of the following year.
(2)	Reflects the dollar amount recognized for financial statement reporting purposes for each fiscal year indicated in accordance with FASB ASC Topic 718.
(3)	Reflects the dollar amount awarded as part of the 2013 Executive Plan as described on page 33.
(4)	The amounts shown in this column are the changes in the pension value for each of the named executive officers.
(5)

The amount shown in this column for each named executive officer includes our matching and discretionary contributions under our 401(k) Plan, our contributions to life, health, and disability insurance benefits and flex benefits, and accrued dividends relating to unvested Restricted and Performance Stock Awards. For 2015, dividends accrued were as follows: $25,059 for Mr. Leto; $5,425 for Mr. Harrington; $9,044 for Mr. Madeira; $14,123 for Ms. Eichert and $12,298 for Mr. Keefer. Additionally, the disclosures for Messrs. Leto and Harrington include certain reimbursements for spousal expenses in connection with business travel.

(6)	Includes a $300,000 bonus paid in 2015 in connection with Mr. Leto’s appointment as Chief Executive Officer
(7)	Includes a $25,000 signing bonus paid in 2015 in connection with Mr. Harrington’s employment as Chief Financial Officer

36	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

Executive Employment Agreements

Leto Agreement

In 2014, the Bank entered into an employment agreement with Mr. Leto. The employment agreement provided that Mr. Leto’s annual salary would be $425,000 upon his appointment as CEO at January 1, 2015. The agreement also provided for equity awards to be granted in connection with Mr. Leto’s promotion, and entitles Mr. Leto to participate in all Bank employee benefit plans and arrangements made generally available to our executives and key management employees.

The Bank may terminate the employment agreement upon Mr. Leto’s death, Disability (as defined in the employment agreement) or for Cause (as defined in the employment agreement.) If the Bank terminates Mr. Leto’s employment due to Disability, the Bank must continue to pay his full salary for a period equal to the applicable “elimination period” under any group long-term disability insurance provided by us (currently 180 days), or, if the Bank ceases to provide group long-term disability insurance, we must pay his full salary through the last day of the 180 day period following the date of termination. If we terminate Mr. Leto’s employment for reasons other than his Disability and other than for Cause, Mr. Leto is entitled to receive payment of an amount equal to the sum of two times his annual salary at the rate in effect on the date of the Notice of Termination in substantially equal biweekly installments over a two year period provided he signs and does not revoke a waiver and release. In addition, the Bank will be responsible to pay 100% of the applicable premiums for COBRA continuation for Mr. Leto and his eligible dependents for a period of 18 months following the Date of Termination (or until such time that Mr. Leto or his dependents are no longer eligible.) Lastly, Mr. Leto’s unvested equity awards will automatically vest in such a case of termination.

The employment agreement also contains non-disclosure, non-solicitation and non-competition provisions under which Mr. Leto agrees not to disclose any confidential information, not to solicit our employees or our clients, and not to compete with us within a 100 mile radius of Bryn Mawr, PA, subject to certain conditions, for a period of two years following his termination of employment.

Harrington Agreement

In 2015, the bank entered into an employment agreement with Mr. Harrington upon his employment as the Chief Financial Officer. Per the employment agreement, Mr. Harington is paid an annual salary of $325,000.00, the normal benefits afforded to full time employees and is eligible for all other executive compensation programs detailed in this CD&A. Mr. Harrington was also provided a $25,000 sign on bonus.

The Bank may terminate the employment agreement upon Mr. Harrington’s death, Disability (as defined in the employment agreement) or for Cause (as defined in the employment agreement.) If the Bank terminates Mr. Harrington’s employment due to Disability, the Bank must continue to pay his full salary for a period equal to the applicable “elimination period” under any group long-term disability insurance provided by us (currently 180 days), or, if the Bank ceases to provide group long-term disability insurance, we must pay his full salary through the last day of the 180 day period following the date of termination. If we terminate Mr. Harrington’s employment for reasons other than his Disability and other than for Cause, Mr. Harrington is entitled to receive payment of an amount equal to the sum of one times his annual salary at the rate in effect on the date of the Notice of Termination in substantially equal biweekly installments provided he signs and does not revoke a waiver and release. In addition, the Bank will be responsible to pay 100% of the applicable premiums for COBRA continuation for Mr. Harrington and his eligible dependents for a period of 12 months following the Date of Termination (or until such time that Mr. Harrington or his dependents are no longer eligible.)

The employment agreement also contains a non-disclosure, non-solicitation and non-competition provisions under which Mr. Harrington agrees not to disclose any confidential information, not to solicit our employees or our clients, and not to compete with us within a 100 mile radius of any branch or other place of business of the Corporation, the Bank, and their subsidiaries, subject to certain conditions, for the Restricted Period, (as defined in the employee agreement).

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	37

Equity Based Compensation

All of the named executives have equity awards outstanding under the 2010 Plan, and each Messrs. Leto and Keefer, and Ms. Eichert, has equity awards outstanding under the 2007 LTIP.

2007 Plan

The 2007 LTIP broadened the types of awards available to stock options, stock grants, performance units, performance shares, restricted stock and restricted stock units. Under the 2007 LTIP, options become immediately exercisable in full if any of the following happen within two (2) years after a Change of Control:

●	the participant’s employment is terminated without cause;
●	the participant terminates employment with good reason; or
●

the participant’s employment terminates under circumstances that entitle the participant to benefit under the participant’s Change of Control agreement (more fully described in the section entitled “EXECUTIVE COMPENSATION—Potential Payments Upon Termination or Change of Control—Change of Control” on page 45 of this Proxy Statement).

Under the 2007 LTIP, outstanding stock options or stock appreciation rights also become immediately exercisable in full:

●	if we are the surviving entity in a merger and do not make any adjustments necessary to preserve the value of participants’ outstanding stock options or stock appreciation rights; or
●	if we are not the survivor and the surviving entity does not assume the obligations under the 2007 LTIP.

The Compensation Committee may, in its sole discretion, determine that, upon a Change of Control, a cash payment may be made for any outstanding stock options or stock appreciation rights granted under the 2007 LTIP. The amount payable would be equal to the excess of the fair market value of a share of common stock prior to the Change of Control over the exercise price of the stock option or stock appreciation right. If a cash payment is made, each related stock option or stock appreciation right would terminate and the participant would have no further rights except the right to receive the cash payment.

2010 Plan

The 2010 LTIP provides for the grant of certain awards to employees, including our officers, officers of our subsidiaries and our directors. The 2010 LTIP further broadened the types of awards available to participants to: incentive stock options, non-qualified stock options (incentive stock options and non-qualified stock options are collectively called “options”), stock appreciation rights (“SAR”), dividend equivalents, RSUs which may be either a number of shares of common stock (“performance shares”) or a cash amount (“performance units”), restricted stock, and restricted stock units.

In 2015, we amended and restated the 2010 plan. The awards granted under the 2010 LTIP were restricted stock units and performance units. The Compensation Committee has broad discretion with respect to the terms of RSUs that it grants, including setting objective performance goals that must be met for RSUs. For more information regarding the RSUs that were granted in 2016, see “COMPENSATION DISCUSSION AND ANALYSIS— Compensation Actions for 2016 - 2016 Long-Term Incentive Compensation” at page 29.

As of December 31, 2016, the number of shares of Common Stock authorized for issuance under the 2010 Plan was 945,002 shares in total. An aggregate maximum of 552,959 shares of common stock remained available for grant at that date under the 2010 LTIP. No shares remain available for grant under the 2007 LTIP.

38	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

Grants of Plan-Based Awards

As reflected in the table below, the Compensation Committee awarded RSUs in 2016 that contained three different types of vesting elements: one time-based vesting element, and two performance-based vesting element. Upon vesting, all RSUs granted to NEOs in 2016 are subject to a two-year holding period before they may be sold or otherwise disposed of by an NEO. For additional information regarding the RSUs granted in 2016, see “COMPENSATION DISCUSSION AND ANALYSIS— Compensation Actions for 2016 - 2016 Long-Term Incentive Compensation” at page 29.

		Estimated future payouts under equity incentive plan awards				All other stock awards: Number of		Grant date fair value of
Name and Principal Position	Grant Date	Threshold (#)(4)	Target (#)(4)		Maximum (#)(4)	shares of stock or units (#)		stock and option awards ($)
Francis J. Leto,	08/12/16	—	2,992	(1)	4,488			74,256
President and Chief Executive Officer	08/12/16	—	2,739	(2)	4,109			83,348
	08/12/16					2,739	(3)	83,348
Michael W. Harrington,	08/12/16	—	1,556	(1)	2,334			38,617
Chief Financial Officer	08/12/16	—	1,424	(2)	2,136			43,332
	08/12/16					1,424	(3)	43,332
Alison Eichert,	08/12/16	—	1,465	(1)	2,198			36,359
COO & Executive Vice	08/12/16	—	1,341	(2)	2,012			40,807
President of the Bank	08/12/16					1,341	(3)	40,807
Joseph G. Keefer,	08/12/16	—	1,153	(1)	1,730			28,615
Executive Vice President of the Bank	08/12/16	—	1,056	(2)	1,584			32,134
	08/12/16					1,056	(3)	32,134
Harry R. Madeira,	08/12/16	—	1,100	(1)	1,650			27,300
Executive Vice President of the Bank	08/12/16	—	1,007	(2)	1,511			30,643
	08/12/16					1,007	(3)	30,643

(1)	RSUs with performance-based cliff vesting criteria related to percentile ranking of TSR among the Peer Group
(2)	RSUs with performance-based cliff vesting criteria related to percentile ranking of ROAE among the Peer Group
(3)	RSUs with time-based vesting only with graded vesting of one-third of award per year
(4)

With respect to performance-based RSUs discussed in footnotes (1) and (2) above, the “threshold” level reflects the Corporation’s performance with respect to TSR or ROAE, as applicable, at or below the 25th percentile compared to our compensation peer group, the “target” level reflects the Corporation’s performance with respect to TSR or ROAE, as applicable, at the 50th percentile compared to our compensation peer group, and the “Maximum” level reflects the Corporation’s performance with respect to TSR or ROAE, as applicable, at or above the 75th percentile compared to our compensation peer group. See “COMPENSATION DISCUSSION AND ANALYSIS— Compensation Actions for 2016 - 2016 Long-Term Incentive Compensation” at page 29.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	39

 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity compensation awards of the NEOs at December 31, 2016:

	Option awards				Stock awards
Name and Principal Position	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Francis J. Leto,					2,500	105,375	29,340	1,236,681
President and Chief	5,264	—	24.27	8/18/2018
Executive Officer(1)	11,500	—	18.27	8/21/2019
	16,764	—

Michael W. Harrington,	—	—			4,000	168,600	4,404	185,629
Chief Financial Officer(2)

Alison Eichert,							17,147	722,746
COO & Executive Vice	9,000	—	24.27	8/18/2018
President of the	9,000
Bank(3)

Joseph G. Keefer,							14,265	601,270
Executive Vice	9,000	—	24.27	8/18/2018
President of the	11,500	—	18.27	8/21/2019
Bank(4)	20,500	—

Harry R. Madeira,	—	—			3,000	126,450	9,114	384,155
Executive Vice President of the Bank(5)

(1)

Vesting of restricted and performance stock units as follows: 9,870 shares vesting 8/14/17; 2,500 shares vesting 9/14/17; 913 shares vesting 8/12/17; 11,000 shares vesting 2/5/18; 913 shares vesting 8/12/18; 6,644 shares vesting 8/12/19.

(2)

Vesting of restricted and performance stock units as follows: 475 shares vesting 8/12/17; 2,000 shares vesting 10/5/17; 475 shares vesting 8/12/18; 2,000 shares vesting 10/5/18; 3,454 shares vesting 8/12/19.

(3)

Vesting of restricted and performance stock units as follows: 447 shares vesting 8/12/17; 6,000 shares vesting 8/14/17; 7,000 shares vesting 2/5/18; 447 shares vesting 8/12/18; 3,253 shares vesting 8/12/19.

(4)

Vesting of restricted and performance stock units as follows: 352 shares vesting 8/12/17; 5,000 shares vesting 8/14/17; 6,000 shares vesting 2/5/18; 352 shares vesting 8/12/18; 2,561 shares vesting 8/12/19.

(5)

Vesting of restricted and performance stock units as follows: 1,000 shares vesting 3/2/17; 336 shares vesting 8/12/17; 1,000 shares vesting 9/2/17, 6,000 shares vesting 2/5/18; 1,000 shares vesting 3/2/18; 336 shares vesting 8/12/18; 2,442 shares vesting 8/12/19.

40	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

Option Exercises and Stock Vested

The following table summarizes the option awards that have been exercised and Performance Awards that have vested during the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
Name and Principal Position	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Francis J. Leto,	3,500	24,939	6,749	209,349
President & Chief Operating Officer

Michael W. Harrington,	—	—	2,000	63,080
Chief Financial Officer

Alison Eichert,	9,000	119,250	4,249	130,699
COO & Executive Vice President of the Bank

Joseph G. Keefer,	9,000	77,538	4,249	130,699
Executive Vice President of the Bank

Harry R. Madeira,	—	—	3,000	92,290
Executive Vice President of the Bank

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	41

RETIREMENT BENEFITS

Pension Benefits Table

The following table shows the present value of accumulated benefits payable to each of the NEOs as of December 31, 2016, including the number of years of credited service to each NEO under our Pension Plan and Supplemental Plans determined using interest and mortality rate assumptions consistent with those used in our financial statements.

Name and Principal Position	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Francis J. Leto,	Supplemental Plan I	—	—	—
President & Chief Executive Officer	Supplemental Plan II	—	—	—

Michael W. Harrington,	Supplemental Plan I	—	—	—
Chief Financial Officer	Supplemental Plan II	—	—	—

Alison Eichert,	Supplemental Plan I	10.25	15,923	—
COO & Executive Vice President of the Bank	Supplemental Plan II	15	319,100	—

Joseph G. Keefer,	Supplemental Plan I	17.25	32,668	—
Executive Vice President of the Bank	Supplemental Plan II	22	355,944	—

Harry R. Madeira,	Supplemental Plan I	—	—	—
Executive Vice President of the Bank	Supplemental Plan II	—	—	—

42	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

401(k) Plan

We maintain a 401(k) Plan for all eligible employees. An employee becomes eligible to participate in our 401(k) Plan at the date of hire. A participant may elect to have his/her compensation reduced and contribute the amount of the reduction on his/her behalf to the 401(k) Plan in an amount not to exceed the applicable yearly dollar limitations (catch up contributions are also permitted).

Quarterly, we make a dollar-for-dollar matching contribution of up to 3% of each eligible participant’s base compensation. In any 401(k) Plan year, we may make a discretionary contribution to eligible participants’ accounts from our net profits. A discretionary profit sharing contribution of 3% of gross compensation was allocated to eligible officers and employees on a quarterly basis throughout 2016.

Participants become eligible for employer contributions on the first day of the quarter following 6 months of employment with a minimum of 83.3 hours of service for each month.

For employees hired after January 1, 2016, the following vesting schedule applies to employer contribution accounts:

Years of Vesting Service	Vesting %
Less than 1 Year	0.00%
1 but less than 2	33.33%
2 but less than 3	66.66%
3 but less than 4	100.00%

Participants may invest their account balance in up to thirty outside independent mutual funds, and in our common stock.

As of December 31, 2016, the 401(k) Plan’s related trust held 176,035 shares of our common stock for the benefit of 246 participants (including both active and retired employees). Each participant may elect to receive payment in cash or our common stock.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	43

Nonqualified Deferred Compensation

The following table shows information regarding deferred compensation for the NEOs under our Deferred Bonus Plan for Executives and our 2013 Executive Plan for the year ended December 31, 2016.

Name and Principal Position	Executive Contributions in last FY ($)	Registrant Contributions in last FY ($) (1)	Aggregate Earnings in last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at last FYE ($)
Francis J. Leto, President & Chief Operating Officer	—	69,375	3,979	—	213,852
Michael W. Harrington Chief Financial Officer	—	48,750	190	—	48,940
Alison Eichert, COO & Executive Vice President of the Bank	—	45,464	14,243	—	319,587
Joseph G. Keefer, Executive Vice President of the Bank	—	40,905	2,736	—	140,938
Harry R. Madeira, Executive Vice President of The Bank	—	39,011	702	—	60,496

(1)

Reflects the dollar amount awarded as part of the 2013 Executive Plan as described on page 33 and reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 36.

(2)	No portion of these earnings were reported on the Summary Compensation Table as they did not result from above-market interest rates.

44	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

Potential Payments Upon Termination or Change of Control

The information below summarizes the compensation and benefits for our NEOs in the event of a termination of the NEO’s employment. Amounts shown are estimates and the actual amounts to be paid can only be determined at the time of the NEO’s termination of employment.

Termination for Cause

Upon termination for cause, a NEO is entitled to receive the following amounts:

●	salary through the date of termination;

●	salary in lieu of unused paid time off; and

●	amounts contributed and accrued under our Deferred Bonus Plan for Executives.

If we terminate a NEO for cause as defined in the applicable incentive compensation plans (the 2007 LTIP and the 2010 LTIP), then the NEO forfeits all vested and unvested stock option awards, and all unvested Restricted Stock Units and RSUs.

Termination by the Corporation Other Than for Cause; Voluntary Termination by NEO

If we terminate a NEO for reasons other than cause, or the NEO voluntarily terminates employment, then, except in the cases of retirement, death or disability, the NEO is entitled to:

●	salary through the date of termination;
●	salary in lieu of unused paid time off;
●	the amounts contributed to and accrued under our Deferred Bonus Plan for Executives;
●	the vested portion of the 2013 Executive Plan; and
●	retention of all vested stock options (but unvested options become null and void).

Additionally, at the Bank’s discretion, upon termination by the Corporation other than for cause, in exchange for an executed release, NEOs other than Messrs. Leto and Harrington may be paid severance benefits if their position has been eliminated or they are terminated without cause. In the event severance benefits are paid, the Bank’s practice is to pay two weeks of base salary for each year of employment, up to a maximum of twenty six (26) weeks. The severance pay policy is not based on merit and does not apply if an executive is terminated for lack of performance.

With respect to Mr. Leto, in addition to the bullet point items listed above, upon the Corporation’s and Bank’s termination of him without cause, or upon his voluntary termination for good reason (as defined in his employment agreement), Mr. Leto will be entitled to two (2) years of base salary and eighteen (18) months of COBRA payments in exchange for an executed release.

With respect to Mr. Harrington, in addition to the bullet point items listed above, upon the Bank’s termination of him without cause, or upon his voluntary termination for good reason (as defined in his employment agreement), Mr. Harrington will be entitled to one (1) year of base salary and twelve (12) months of COBRA payments in exchange for an executed release.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	45

Retirement

If a NEO retires, he or she is entitled to:

●	salary through the date of retirement;
●	salary in lieu of unused paid time off;
●	the amounts contributed to and accrued under our Deferred Bonus Plan for Executives;
●	the vested portion of the 2013 Executive Plan;
●	retention of all vested stock options (but unvested options become null and void);
●

with respect to Restricted Stock Units and RSUs, a pro-rated portion of the underlying stock based on the lapse of time since the date of grant; provided, that the Compensation Committee retains the right to extend the vesting period at their full discretion; and

●	for Mr. Keefer and Ms. Eichert, the amounts accrued and vested under the Pension Plan and the Supplemental Plans.

Death

If a NEO dies during employment, his or her estate is entitled to:

●	salary through the date of death;
●	salary in lieu of unused paid time off;
●	the amounts contributed to and accrued under our Deferred Bonus Plan for Executives;
●	the vested portion of the 2013 Executive Plan;
●	retention of all vested stock options (but unvested options become null and void);
●

with respect to Restricted Stock Units and RSUs, a pro-rated portion of the underlying stock based on the lapse of time since the date of grant; provided, that the Compensation Committee retains the right to extend the vesting period at their full discretion; and

●	for Mr. Keefer and Ms. Eichert, the amounts accrued and vested under the Pension Plan and the Supplemental Plans.

Additionally, the beneficiary of each NEO will be entitled to a death benefit payment under our life insurance plan equal to $200,000.

Disability

If a NEO becomes disabled during employment, he or she is entitled to:

●	salary through the date of disability;
●	salary in lieu of unused paid time off;
●	the amounts contributed to and accrued under our Deferred Bonus Plan for Executives;
●	the vested portion of the 2013 Executive Plan;
●	retention of all vested stock options (but unvested options become null and void);
●

with respect to Restricted Stock Units and RSUs, a pro-rated portion of the underlying stock based on the lapse of time since the date of grant; provided, that the Compensation Committee retains the right to extend the vesting period at their full discretion; and

●	for Mr. Keefer and Ms. Eichert, the amounts accrued and vested under the Pension Plan and the Supplemental Plans.

Additionally, upon disability, each NEO will be entitled to short-term disability payments for six months equal to either 60% or 100% of base salary, depending on years of service (or in Messrs. Leto and Harrington’s case, 100% pursuant to their employment agreements), and thereafter, each NEO will be entitled to long-term disability payments for an indeterminate period equal to approximately 70% of base salary.

46	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

Termination Table

The following table shows the aggregate dollar amounts that would have been paid to each of the NEOs if his or her employment were terminated as of December 31, 2016, for each of the following reasons (absent a change in control of the Corporation). The table assumes that each officer was also paid all salary and other benefits through the date of termination of employment.

Name and Principal Position	Termination for Cause ($)		Termination Other than for Cause (1)(2) ($)		Voluntary Termination (2) ($)		Retirement (3) ($)	Death (3) ($)		Disability (4) ($)
Francis J. Leto,	—		1,250,780	(6)	1,250,780	(9)	1,014,076	1,014,076		1,264,076	(11)
President and Chief Operating Officer
Michael W. Harrington,	—		399,033	(7)	399,033	(10)	170,462	170,462	(7)	332,962	(12)
Chief Financial Officer
Alison Eichert,	167,058	(13)	478,519	(8)	325,473		1,091,774	1,091,774	(7)	1,091,774
Executive Vice President of the Bank
Harry R. Madeira,	—		196,872	(8)	65,547		353,597	353,597	(7)	353,597
Executive Vice President of the Bank
Joseph G. Keefer,	—		283,934	(8)	146,234		897,438	897,438	(7)	897,438
Executive Vice President of the Bank

(1)	For cases other than termination due to death or disability.
(2)	Salaries used in calculating the amounts in the table are based on the NEO’s base salary at December 31, 2016.
(3)

With respect to the performance and/or restricted stock unit awards held by each NEO, assuming 100% achievement of any applicable performance criteria, a pro rata portion of such units will vest upon death.

(4)

In addition to the amount disclosed in this column, each executive is also entitled to a one-time $200,000 death benefit payable by the insurance provider under term life insurance policies we have purchased for each executive, if he or she dies while employed by us.

(5)

This column shows only the cash payments we are obligated to make to an executive on termination for disability. In addition, each executive is also covered by a disability insurance, the benefits of which are described under “EXECUTIVE COMPENSATION—Potential Payments Upon Termination or Change of Control—Disability” on page 46 of this Proxy Statement.

(6)

Includes severance payments pursuant to Mr. Leto’s restrictive covenant agreement with the Bank equal to two years’ salary based on the rate in effect at the time of termination, as well as eighteen months of medical and dental coverage expense.

(7)

Includes severance payments pursuant to Mr. Harrington’s restrictive covenant agreement with the Bank equal to one years’ salary based on the rate in effect at the time of termination, as well as twelve months of medical and dental coverage expense.

(8)	Includes severance payments equal to 2 weeks of salary for every year of service up to a maximum of 26 weeks.
(9)

Represents the cash payment we are obligated to make pursuant to Mr. Leto’s employment agreement with the Bank, upon his voluntary termination for good reason. The payment equals two years’ salary, based on the rate in effect at the time of termination, as well as eighteen months of medical and dental coverage expense.

(10)

Represents the cash payment we are obligated to make pursuant to Mr. Harrington’s employment agreement with the Bank, upon his voluntary termination for good reason. The payment equals one years’ salary, based on the rate in effect at the time of termination, as well as twelve months of medical and dental coverage expense.

(11)

Represents the maximum cash payment we are obligated to make equal to Mr. Leto’s full salary for the 180-day elimination period under the disability insurance policy. If we cease to provide long-term group disability insurance, we are obligated to pay his full salary through the last day of the 180 day period following the date of his termination.

(12)

Represents the maximum cash payment we are obligated to make equal to Mr. Harrington’s full salary for the 180-day elimination period under the disability insurance policy. If we cease to provide long-term group disability insurance, we are obligated to pay his full salary through the last day of the 180 day period following the date of his termination.

(13)	Represents amounts contributed to and accrued under our Deferred Bonus Plan for Executives.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	47

Change of Control

We have entered into Change of Control Agreements with each NEO which provide for a payment of three (3) times the NEO’s base salary and certain other benefits upon termination in connection with a Change of Control. The agreements contain a double trigger for such payments, that is, a Change of Control must occur and the executive officer must be terminated either (a) without cause by us or our successor, or (b) by the executive officer for good reason (as defined in the agreement) at any time during the two years following the Change of Control. “Change of Control” is defined under the agreements as (a) the acquisition by any person or group of twenty-five percent or more of our outstanding common stock, or (b) incumbent members of our Board cease to be at least a majority of the Board.

Additionally, equity awards would have the following treatment upon a Change of Control:

●	with respect to Restricted Stock Units and RSUs issued prior to April 30, 2015, a pro-rated portion of the underlying stock would vest based on the lapse of time since the date of grant;
●	with respect to RSUs and Restricted Stock Units issued after April 30, 2015, each such award would vest in full upon the Change of Control, and would be payable ten days thereafter.

The below table sets forth the payments to which each NEO would be entitled in the event of a termination upon Change of Control at December 31, 2016.

Change of Control Benefits Table(1)

Name	Salary (7) ($)		Cash Payment for Options (3) ($)	Discretionary Bonus (7) ($)	Payment of accelerated vesting of Performance Stock Units/ Performance Share Awards (4) ($)	Present Value of Increased Pension Benefit (5) ($)	Welfare Benefits (6) for Three Years (7) ($)	Unused Paid Time Off (7) ($)	Career Counseling Services ($)
Francis J. Leto,	1,500,000	(2)	368,740	299,853	790,608	—	78,658	9,615	15,000
President and Chief Executive Officer
Michael W. Harrington,	975,000	(2)	—	149,424	203,138	—	63,010	1,875	15,000
Chief Financial Officer
Alison Eichert,	918,276	(2)	160,920	160,000	431,279	496,783	29,509	5,886	15,000
COO & Executive Vice President of the Bank
Harry R. Madeira,	787,950	(2)	—	103,624	288,050	—	55,290	5,051	15,000
Executive Vice President of the Bank
Joseph G. Keefer,	826,200	(2)	435,540	132,127	362,592	533,988	61,567	5,296	15,000
Executive Vice President of the Bank

(1)

The table assumes that a change in control occurred and the NEOs employment with the Corporation terminated as of December 31, 2016. The table further assumes that the Compensation Committee awarded the NEO the bonus for the NEOs performance in 2016 listed in the “Summary Compensation Table” set forth on page 36 of this Proxy Statement. The table further assumes that the NEO does not obtain full-time employment within three years after his or her termination of employment and therefore welfare benefits and outplacement services are not reduced. Because the assumed termination date is December 31, 2016, the NEO is assumed to have received all salary through the date of termination and any 401(k) contribution.

(2)	Calculated based on three times the NEO’s base salary at December 31, 2016.
(3)

Based on the difference between the price of our common stock on December 31, 2016, of $42.15, the last business day prior to the assumed termination of employment, and the exercise price of the options listed in “Outstanding Equity Awards At Fiscal Year-End” beginning on page 40 of this Proxy Statement.

(4)	Based on the price of our common stock on December 31, 2016, of $42.15, the last business day prior to the assumed termination of employment.
(5)

Represents the present value of a non-qualified pension benefit under our Supplemental Plans for three years of credited service. 2016 standard actuarial assumptions were used to calculate the present value of each individual’s increased pension benefit, including a discount rate of 3.90%, assumed retirement age of 65 and the RP-2014 Generational Mortality tables projected using Scale MP-2015.

(6)

Welfare benefits include the cost of continuation of medical, dental, life and disability insurance benefits for 36 whole months after the termination date, on the cost-sharing basis in effect immediately prior to the change of control.

(7)

Actual payments to NEOs under the Change in Control Agreements that would constitute an excess parachute payment within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), can, at the election of the employee, be reduced to avoid or to lower the taxation of excess parachute payments under Section 4999 of the Code. These Change of Control Agreements do not provide gross up language that would provide for a higher payment to the employee to reduce the effect of the tax under 4999 of the Code.

48	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of their holdings of our common stock with the SEC and with the Nasdaq Stock Market on which our common stock is traded. Based on our records and other information available to us, we believe that no person who was a director, officer or beneficial owner of more than ten percent of any class of equity securities of the Corporation registered pursuant to Section 12 of the Exchange Act at any time during the fiscal year ended December 31, 2016, or prior fiscal years, failed to file on a timely basis any Forms 3, 4 or 5, or any amendments thereto, required to be filed pursuant to Section 16(a) of the Exchange Act, except that (i) on August 9, 2016, Ms. Rinear filed a Form 4 reporting one late transaction, (ii) on November 16, 2016, Mr. Madeira filed a Form 4 reporting two late transactions, and (iii) on November 16, 2016, Mr. Harrington filed a Form 4 reporting one late transaction.

TRANSACTIONS WITH RELATED PERSONS

Some of our directors and executive officers, members of their immediate families and the companies with which they are associated were our customers and had banking transactions with us in the ordinary course of our business during 2016. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In our opinion, the loans and commitments did not involve more than a normal risk of collectability or present other unfavorable features.

Bruce G. Leto, a brother of our director, President and CEO Francis J. Leto, is a partner of and on the board of directors of Stradley Ronon Stevens & Young, LLP, a law firm headquartered in Philadelphia, Pennsylvania. The firm provides legal services to the Corporation and Bank for which the firm received approximately $156,646 in fees during 2016. Bruce Leto’s indirect interest in these fees was approximately $7,896, computed without regard to the amount of profit or loss.

Our Audit Committee Charter requires our Audit Committee to approve certain related party transactions. Our procedures for related party transactions require the Audit Committee’s review and approval of related party transactions other than excepted transactions and preapproved transactions. Transactions available to all employees generally and transactions involving less than $120,000 when aggregated with all similar transactions in any calendar year are excepted transactions. The following types of transactions are preapproved transactions:

●	compensation payable to directors or officers if reportable under Item 402 of the SEC’s Regulation S-K;
●	compensation payable to an immediate family member of another director or executive officer, if approved by the Compensation Committee;
●

transactions with another company (including charitable contributions, grants or endowments to a charitable organization) at which a related person’s only relationship is as an employee (other than executive officer), director or less than 10% owner, if the aggregate amount involved does not exceed $200,000 or 5% of that company’s total revenues; and

●	routine banking relationships that otherwise comply with banking laws and regulations.

The Audit Committee is to apply the following standards when it reviews related party transactions for approval:

●	whether the transaction is on terms no less favorable to the Corporation than terms generally available with an unaffiliated third party under similar circumstances;
●	the extent of the related person’s interest in the transaction; and
●	other factors the Committee deems appropriate.

For loan transactions, our written Regulation O Policy requires a majority of our Board to review and approve loan transactions with directors, executive officers and their related interests in accordance with the standards established by Federal Reserve Board Regulation O.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	49

AUDIT COMMITTEE REPORT

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent registered accounting firm.

In connection with the preparation and filing of our Annual Report on Form 10-K for the year ended December 31, 2016, the Audit Committee (a) reviewed and discussed the audited financial statements with our management, (b) discussed with KPMG LLP (“KPMG”), our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 1301 (as modified or supplemented), and (c) has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (as modified or supplemented) regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the SEC.

Respectfully submitted:

Scott M. Jenkins, Chair

Britton H. Murdoch

Jerry L. Johnson

Wendell F. Holland

50	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

PROPOSAL 4—TO RATIFY THE APPOINTMENT OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE CORPORATION

A proposal will be presented at the Annual Meeting to ratify the appointment of KPMG as the Corporation’s independent registered public accounting firm for 2017.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2017. KPMG audited our financial statements for the fiscal year ended December 31, 2017. A representative of KPMG is expected to be present at the Annual Meeting to answer questions and will have the opportunity to make a statement, if he or she so desires.

Audit and Non-Audit Fees

The aggregate fees billed for professional services by KPMG in 2016 and 2015:

	2016	2015
Audit Fees	$624,000	$807,000
Audit Related Fees	$33,500	$190,500
Tax Fees	$22,035	$—
Total Fees	$679,535	$997,500

Services Provided by KPMG

Audit Fees. These are fees for professional services performed by KPMG in 2016 and 2015 for the integrated audit, including an audit of our financial statements and internal controls over financial reporting, and review of financial statements included in our Form 10-Q and Form 10-K filings.

Audit Related Fees. These are fees for services performed by KPMG in 2016 and 2015 that are reasonably related to the performance of the audit or review of our financial statements. This includes attestations by the independent registered public accounting firm, and consulting on financial accounting/reporting standards.

Tax Fees. These are fees for professional services performed by the independent registered public accounting firm with respect to tax compliance, tax advice and tax planning. Our Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the independence of KPMG and determined that to be the case.

Preapproval of Audit and Non-Audit Services

Under our Audit Committee charter, the Audit Committee is required to preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by the independent registered public accounting firm, subject to the de minimus exception for non-audit services under SEC regulations which are approved by the Audit Committee prior to completion. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audited services to a subcommittee consisting of one or more members, provided that any pre-approvals are reported to the full committee at its next scheduled meeting. All services performed by KPMG for us during 2016 were preapproved by the Audit Committee.

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	51

In the event the selection of KPMG as our auditor for 2017 is not ratified by the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, the appointment of the Corporation’s independent registered public accounting firm will be reconsidered by the Audit Committee and the Board.

Proxies solicited by the Board will be voted FOR the ratification of KPMG as the independent registered public accounting firm of the Corporation, unless the shareholders specify a contrary choice in their proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE CORPORATION.

SHAREHOLDER PROPOSALS FOR 2018

Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Corporation’s proxy statement for its 2018 annual meeting of Shareholders must be received by the Corporation no later than November 10, 2017, which is 120 days prior to the anniversary of the date this Proxy Statement was released to shareholders. However, if the date of the 2018 annual meeting shall be changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Corporation begins to print and send its proxy materials. Any such proposal and our obligation, if applicable, to include it in our proxy statement will be subject to Rule 14a-8 of the rules and regulations of the SEC. Shareholder proposals for nominees for directors must be submitted to the Chair, Nominating and Corporate Governance Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396. Any other proposals should be submitted by certified mail-return receipt requested to the attention of our Corporate Secretary, at our executive office at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.

If a shareholder wishes to present a proposal at the 2018 annual meeting but does not intend to have such proposal included in the Corporation’s proxy statement, and such proposal is properly brought before the 2018 annual meeting, then in accordance with Rule 14a-4 under the Exchange Act, if the shareholder has not provided notice of the proposal by January 24, 2018 (or if the date of the meeting has changed more than 30 days from the prior year, a reasonable time before the Corporation sends its proxy materials), we will have the right to exercise discretionary voting authority on that proposal. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares with respect to any such shareholder proposal for which the Corporation does not receive timely notice.

52	●	BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT

OTHER BUSINESS

Management does not know at this time of any other matter which will be presented for action at the Annual Meeting. If any unanticipated business is properly brought before the Annual Meeting, the proxies will vote at their discretion in accordance with their best judgment.

ADDITIONAL INFORMATION

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, containing, among other things, financial statements examined by our independent registered public accounting firm, is being concurrently made available for distribution to our shareholders. The Notice and Access card contains instructions on how to access our proxy statement and our 2016 Annual Report on Form 10-K. The Notice and Access card also contains instructions as to how you can receive a paper or email copy of our proxy materials.

Upon written request of any shareholder, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the financial statements and schedules, required to be filed with the SEC may be obtained, without charge, from our Corporate Secretary, Lori A. Goldman, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. The Annual Report on Form 10-K, and this Proxy Statement, can also be obtained at www.snl.com/irweblinkx/docs.aspx?iid=100154 by clicking on “SEC Filings” and “Documents,” or by following the instructions on the Corporation’s Notice and Access card.

By Order of the Board of Directors of
Bryn Mawr Bank Corporation

/s/ Lori A. Goldman

LORI A. GOLDMAN
Corporate Secretary

BRYN MAWR BANK CORPORATION	●	2017 PROXY STATEMENT	●	53

Bryn Mawr Bank Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 19, 2017.

Vote by Internet

- Go to **www.investorvote.com/BMTC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees listed in proposal 1 and FOR proposals 2 and 4 and recommends a vote for 1 YEAR for Proposal 3.

+

1. ELECTION OF DIRECTORS:
NOMINEE CLASS III - TERM TO EXPIRE IN 2021:

	For	Withhold
01 - Wendell F. Holland	☐	☐
02 - David E. Lees	☐	☐

	For	Against	Abstain
2. SAY-ON-PAY: To approve a non-binding advisory vote on executive officer compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. SAY-ON-PAY FREQUENCY VOTE: To approve a non-binding advisory vote on the frequency of the Say-On-Pay proposal regarding executive officer compensation.	☐	☐	☐	☐

	For	Against	Abstain
4. RATIFICATION OF AUDITORS: To ratify the appointment of KPMG LLP as the independent registered public accounting firm for Bryn Mawr Bank Corporation for the fiscal year ending December 31, 2017.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by an authorized person. If a limited liability company, please sign company name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 P C F

+

02J2OD

Directions to The Merion Cricket Club:

From the West – Take Pennsylvania Turnpike to Exit 326, the Valley Forge interchange. Follow sign to I-76 East. Take I-76 East to Exit 331A for I-476 South. Proceed south on I-476 to Exit 13 (US 30), St. Davids/Villanova. Turn east (right) onto Lancaster Avenue (US 30). Proceed east for approximately 3.5 miles. Turn left onto Haverford Station Road. Proceed through the light at Montgomery Avenue into the entrance (Haverford Station Road ends at the entrance to The Merion Cricket Club). Make the first left into the parking lot.

From the North – Take I-476 South to Exit 13, (US 30) St. Davids/Villanova. Turn east (right) onto Lancaster Avenue (US 30). Proceed east for approximately 3.5 miles. Turn left onto Haverford Station Road. Proceed through the light at Montgomery Avenue into the entrance (Haverford Station Road ends at the entrance to The Merion Cricket Club). Make the first left into the parking lot.

From South of Philadelphia – VIA I-95 – Take I-95 North to Exit 7, I-476 North. Proceed north on I-476 to Exit 13, (US 30) St. Davids/Villanova. Turn east (right) onto Lancaster Avenue (US 30). Proceed east for 3.5 miles. Turn left onto Haverford Station Road. Proceed through the light at Montgomery Avenue into the entrance (Haverford Station Road ends at the entrance to The Merion Cricket Club). Make the first left into the parking lot.

From South of Philadelphia – VIA Route 1 – Stay on US 1 (making sure to take the Media By-Pass) to 1-476 North. Proceed north on I-476 to Exit 13, (US 30) St. Davids/Villanova. Turn east (right) onto Lancaster Avenue (US 30). Proceed east for approximately 3.5 miles. Turn left onto Haverford Station Road. Proceed through the light at Montgomery Avenue into the entrance (Haverford Station Road ends at the entrance to The Merion Cricket Club). Make the first left into the parking lot.

From Center City Philadelphia – Take I-76 West and stay west by following Valley Forge signs. As soon as you see the City Avenue exit sign, get into the extreme left lane. Take the exit marked City Avenue (US 1 South). Turn right onto City Avenue and proceed 2.5 miles. Turn right onto Lancaster Avenue (US 30 West) and drive approximately 3 miles to Haverford. Turn right onto Haverford Station Road. Proceed through the light at Montgomery Avenue into the entrance (Haverford Station Road ends at the entrance to The Merion Cricket Club). Make the first left into the parking lot.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Bryn Mawr Bank Corporation

ANNUAL SHAREHOLDERS' MEETING — APRIL 20, 2017

Proxy is Solicited on Behalf of the Board of Directors of Bryn Mawr Bank Corporation

The undersigned shareholder(s) of Bryn Mawr Bank Corporation (the "Corporation") hereby appoints, Diane C. McDonald and Marie D. Connolly as proxies, each with the power to appoint her substitute (such proxies together with any duly appointed substitute, "proxies"), and hereby authorizes each of them with the power to appoint her substitute, and hereby authorizes each of them to represent, and to vote all the shares of stock of the Corporation held of record by the undersigned on March 2, 2017, at the Corporation's Annual Meeting of Shareholders to be held at 11:00 A.M. on April 20, 2017 at The Merion Cricket Club, 325 Montgomery Avenue, Haverford, Pennsylvania, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted on in accordance with the directions given by the undersigned shareholder. In the absence of other directions, this proxy will be voted "FOR" all of the nominees listed in proposal 1, "FOR" proposals 2 and 4, and for 1 YEAR on proposal 3. The Proxies are authorized to vote in their discretion as to all other matters that may come before the 2017 Annual Meeting or any adjournment or postponement thereof.

PLEASE PROMPTLY MARK, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ADDRESSED ENVELOPE OR VOTE YOUR PROXY BY INTERNET OR TELEPHONE USING THE INSTRUCTIONS ON THE REVERSE SIDE.

(*OVER TO VOTE FOR THE PROPOSALS*)